Exhibit 2.1

Execution Version

Equity CONTRIBUTION & purchase agreement

by and among

Pioneer power solutions, inc.,

PIONEER CUSTOM ELECTRICAL PRODUCTS, LLC

voltaris power LLC

and

PIONEER INVESTMENT LLC

Dated as of October 29, 2024

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Table of Contents

(continued)

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Table of Contents

(continued)

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Definitions

Exhibit B	Escrow Agreement

Exhibit C	Transition Services Agreement

Exhibit D	Side Letter

Exhibit E	R&W Policy

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Equity CONTRIBUTION & purchase agreement

This EQUITY CONTRIBUTION & PURCHASE AGREEMENT (this “Agreement”), dated as of October 29, 2024 (the “Closing Date”), is entered into by and among Pioneer Power Solutions, Inc., a Delaware corporation (“Seller”), Pioneer Custom Electrical Products, LLC, a Delaware limited liability company (the “Acquired Company”), Voltaris Power LLC, a Delaware limited liability company (“Buyer”) and Pioneer Investment LLC, a Delaware limited liability company (“Investment”). The Acquired Company, Seller, Buyer and Investment are collectively referred to herein as the “Parties” and individually as a “Party.”

recitals

A. Prior to the date hereof, Seller caused the Acquired Company to effectuate a conversion from a corporation into a limited liability company (the “Conversion”).

B. Seller is the record owner of all of the issued and outstanding equity interests of the Acquired Company (the “Company Interests”).

C. Seller desires to contribute four percent (4.0%) of the Company Interests (the “Rollover Interests”) to Investment and Investment desires to issue the Rollover Units (as hereinafter defined) to Seller in exchange for the Rollover Interests, upon the terms and conditions hereinafter set forth.

D. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Company Interests other than the Rollover Interests (the “Purchased Interests”), free and clear of all Liens (other than Liens arising under applicable securities Laws) (the “Equity Transaction”).

E. In consideration of such sale, Buyer will deliver to Seller the Base Purchase Price (as hereinafter defined).

F. The Board of Directors of Seller (the “Seller Board”) has unanimously (a) determined that this Agreement, the Equity Transaction and the other transactions and agreements contemplated by this Agreement are fair to and in the best interests of Seller and its stockholders, (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement, and (c) approved and declared advisable the Equity Transaction and the other transactions contemplated hereby.

G. The sole member and manager of Buyer has approved the Equity Transaction and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement and declared it advisable for Buyer to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the Acquired Company, Seller and Buyer, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

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ARTICLE II
PURCHASE AND SALE

2.1 Contribution & Purchase. At the Closing, subject to the terms and conditions of this Agreement:

(a) Seller shall contribute the Rollover Interests to Investment and Investment shall issue the Rollover Units to Seller; and

(b) Seller shall sell, transfer, assign, and convey to Buyer, and Buyer shall purchase and accept from Seller, the Purchased Interests, free and clear of all Liens (other than Liens arising under applicable securities Laws).

2.2 Purchase Price & Rollover Units.

(a) Closing Date Net Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration to be paid by Buyer to Seller for the Purchased Interests on the Closing Date shall be an amount in cash or other immediately available funds equal to (a) Fifty Million Dollars ($50,000,000) (the “Base Purchase Price”), plus (b) the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus (c) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, minus (d) Acquired Company Debt, minus (e) the Transaction Expenses, plus (f) the Closing Cash, minus (g) the Escrow Fund and minus (h) the Rollover Unit Value (collectively, the “Closing Date Net Purchase Price”). Closing Net Working Capital will be calculated in a manner consistent with the Accounting Principles and sample calculation of Target Net Working Capital as attached hereto as Schedule 2.2.

(b) Rollover Units. In consideration of the contribution of the Rollover Interests by Seller to Investment, which the Parties intend to be treated as a tax deferred contribution of property to a partnership in exchange for an interest in a partnership within the meaning of Section 721 of the Code, Investment simultaneously herewith shall issue to Seller Two Million (2,000,000) Common Units (as defined in the Investment Operating Agreement) at the Closing, having an agreed upon value of Two Million Dollars ($2,000,000) (the “Rollover Unit Value”) and representing five and eight hundred and twenty two thousandths percent (5.822%) of Investment’s issued and outstanding Common Units on the Closing Date (the “Rollover Units”), and Seller shall become the holder of the Rollover Units upon its execution of, and pursuant to, the Investment Operating Agreement, and its execution of a Subscription Agreement of Investment (the “Subscription Agreement”).

2.3 Closing Date Net Purchase Price Determination. Not later than the second Business Day prior to the Closing Date, Seller shall deliver to Buyer, a certificate executed by an authorized officer of Seller that sets forth Seller’s calculation of (a) the Estimated Closing Balance Sheet, (b) the Estimated Closing Net Working Capital, (c) Transaction Expenses, (d) Closing Cash and (e) the Closing Date Net Purchase Price, together with reasonably detailed supporting calculations demonstrating each component thereof, in each case, prepared in accordance with the Accounting Principles, as applicable.

2.4 Closing Date Payments. On the Closing Date, Buyer shall pay to Seller, by wire transfer of immediately available funds (to the account(s) designated in writing to Buyer by Seller in accordance with the funds flow memorandum prepared by Seller and provided to Buyer not less than three (3) Business Days prior to the Closing Date), an amount equal to the Closing Date Net Purchase Price.

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2.5 Post-Closing Net Purchase Price Determination and Adjustments.

(a) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days after the Closing Date, Buyer will prepare and deliver to Seller (i) an unaudited consolidated balance sheet of the Acquired Company as of immediately prior to the close of business on the Closing Date (the “Closing Balance Sheet”) and (ii) a statement showing Buyer’s calculation of the Closing Net Working Capital, the Transaction Expenses, Closing Cash and the resulting Buyer’s calculation Net Purchase Price (together with the Closing Balance Sheet, the “Closing Statement”).

(b) Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate in good faith in connection with the initial preparation of the Closing Balance Sheet and the Closing Statement and the review thereof and provide each other with any information, documents, and access to the relevant employees of the other Party and its respective Affiliates as each Party may reasonably require to prepare or review (as applicable) the Closing Balance Sheet and the Closing Statement; provided, however, that neither Buyer nor Seller nor any of their respective Affiliates shall be required to provide any work papers that they consider proprietary, such as internal control documentation, engagement planning, time control and audit sign off, and quality control work papers.

(c) Seller shall be entitled to conduct a review of the Closing Balance Sheet and the Closing Statement. Within thirty (30) days after the receipt by Seller of the Closing Balance Sheet and the Closing Statement, Seller shall inform Buyer in writing that either (i) it accepts the Closing Balance Sheet and the Closing Statement without amendment or (ii) it takes the view that the Closing Balance Sheet or the Closing Statement does not comply with the requirements as stipulated in this Agreement or that Seller disputes any of the amounts set forth therein, specifying in reasonable detail the nature and amount of the dispute and the basis therefor, which disputes shall be limited to disagreements as to whether the Closing Balance Sheet was prepared in accordance with the Accounting Principles, and in accordance with this Agreement and as to whether there were mathematical errors in the calculation of the Closing Net Working Capital or the Net Purchase Price (the “Claims Statement Notice”). Upon receipt by the Buyer of the Claims Statement Notice, Buyer and Seller shall in good faith attempt to resolve any such dispute. If Buyer and Seller do not reach agreement in resolving any such dispute within twenty (20) days after delivery of the Claims Statement Notice, Buyer and Seller shall submit the dispute to PricewaterhouseCoopers or such other internationally recognized accounting firm mutually agreed to by Buyer and Seller (in either case, the “Arbiter”) for resolution. Buyer and Seller respectively represent and warrant on behalf of itself and each of its respective Affiliates that no such Party nor its Affiliates has any existing relationship or will initiate a relationship (other than as contemplated hereunder) with the New York City, New York office of the Arbiter until such time as the Net Purchase Price is determined pursuant to the terms hereof. Each of Buyer and Seller shall give the Arbiter full access to all information and documents that the Arbiter may deem necessary for reaching its decision. The Arbiter shall give each of Buyer and Seller adequate opportunity to present their views in writing and, if considered helpful by the Arbiter, at a hearing or hearings to be held in the presence of the parties and their advisors. Within thirty (30) days following its appointment, or as soon thereafter as reasonably practicable, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and Seller and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Net Purchase Price, which shall be conclusive and binding on the Parties. In resolving any disputed item, the Arbiter (A) shall be bound by the Accounting Principles, the definitions contained in this Agreement and the provisions of this Section 2.5(c) and (B) may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, in either case as set forth in the Closing Balance Sheet, Closing Statement, or Claims Statement Notice, as applicable. The fees, costs and expenses of the Arbiter shall be allocated to and borne by Buyer and Seller based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to One Thousand Dollars ($1,000) and the Arbiter awards Six Hundred Dollars ($600) in favor of Seller’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by Seller.

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(d) The Closing Statement and the Closing Balance Sheet shall become final and binding on, and non-appealable by, any interested Persons (including the Parties) on the earliest of (i) the thirty-first (31st) day following the delivery of the Closing Statement by the Buyer to Seller if no Claims Statement Notice has been delivered to the Buyer prior to such day, (ii) Seller’s written notice to the Buyer notifying Buyer of its acceptance of the Closing Statement, (iii) with such changes as are necessary to reflect matters resolved in writing by Buyer and Seller, the date all outstanding disputed items are resolved, or (iv) with such changes as are necessary to reflect the Arbiter’s resolution of the disputed items (together with any changes necessary to reflect matters previously resolved by the Parties and any matters not disputed pursuant to the Claims Statement Notice), the date the Arbiter delivers written notice of its decision pursuant to Section 2.5(c). The date on which the Closing Statement shall become final, binding and non-appealable by the Parties is hereinafter referred to as the “Determination Date.”

(e) Adjustment. Within seven (7) Business Days after the Determination Date:

(i) if the Final Net Purchase Price is greater than the Closing Date Net Purchase Price, then Buyer shall pay (or cause to be paid) to Seller an amount in cash or other immediately available funds (to the account(s) designated in writing to Buyer by Seller) equal to the excess of (X) the Final Net Purchase Price over (Y) the Closing Date Net Purchase Price; and

(ii) if the Final Net Purchase Price is less than the Closing Date Net Purchase Price (the amount of such difference, the “Net Purchase Price Reduction”), then Seller shall pay to Buyer the Net Purchase Price Reduction by means of a wire transfer of immediately available funds.

2.6 Escrow. On or prior to the Closing, Seller, Buyer and CIBC Bank USA (the “Escrow Agent”) will enter into an Escrow Agreement (the “Escrow Agreement”), in substantially the form attached hereto as Exhibit B. Buyer will withhold $100,000 from the Base Purchase Price to secure any obligations owed by Seller to Buyer pursuant to ARTICLE VIII (the “Escrow Fund”) and deposit the Escrow Fund in escrow to be held and distributed by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement (the “Escrow Account”). All fees and costs associated with the Escrow Agreement and the Escrow Agent (the “Escrow Fees”) shall be split equally between Purchaser and Seller. To the extent there is any conflict between this Agreement and the Escrow Agreement in respect of the mechanics for distribution of the Escrow Amount, the terms of the Escrow Agreement will control.

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ARTICLE III
CLOSING AND DELIVERIES

3.1 Closing. The closing and consummation of the transactions contemplated hereby (the “Closing”) shall take place by electronic communications and transmission of .PDF documents on the Closing Date or on such other date or at such other time and place or by any such other method as the Parties may mutually agree in writing, in each case, with original documents being exchanged contemporaneously with or promptly after the Closing, where applicable and necessary. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed in escrow simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered, provided that, upon release from escrow in connection with the Closing, to the extent that documents are to have been delivered in a particular sequence, delivery in such sequence shall be deemed to have taken place.

3.2 Deliveries by the Acquired Company. At the Closing, Seller and the Acquired Company shall deliver or cause to be delivered to Buyer the following items:

(a) (i) stock powers sufficient to transfer the Purchased Interests to Buyer and the Rollover Interests to Investment and (ii)(A) the stock certificates representing such Purchased Interests and Rollover Interests or (B) affidavits of lost stock certificate and indemnity in a form reasonably satisfactory to Buyer;

(b) Payoff Letters reflecting all outstanding Acquired Company Debt, in forms reasonably satisfactory to Buyer;

(c) releases of the Liens set forth on Schedule 3.2(c);

(d) a certificate dated as of the Closing Date, duly executed by the Secretary of Seller, given by him or her on behalf of Seller and not in his or her individual capacity, certifying that attached thereto are true and complete copies of the resolutions of the Seller Board and, if required, the Acquired Company, authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded (the “Seller Secretary Certificate”);

(e) a certificate as to the good standing (or equivalent certificate) with respect to the Acquired Company, issued by the Secretary (or other appropriate Governmental Body) of the State in which the Acquired Company is incorporated or organized or, if requested by the Buyer at least ten (10) Business Days prior to the Closing, authorized to do business, each as of the date not more than ten (10) days prior to the Closing Date;

(f) written resignations from the directors and officers of the Acquired Company listed on Schedule 3.2(f);

(g) a duly executed certificate of Seller that complies with the requirements of Section 1445 of the Code (a “FIRPTA Affidavit”);

(h) the Ancillary Agreements to which Seller or the Acquired Company is a party, if any, duly executed by such party;

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(i) evidence of the purchase of the Tail Policy pursuant to Section 7.3(b);

(j) documentation, in form and substance reasonably satisfactory to Buyer, evidencing termination of the Affiliate Agreements, if any (without further liabilities thereunder);

(k) executed copies of the consents, waivers and approvals set forth on Schedule 3.2(k), in forms reasonably satisfactory to Buyer;

(l) written evidence, in form and substance reasonably satisfactory to Buyer, that all Assignable Acquired Company IP has been assigned to the Acquired Company pursuant to Section 7.8;

(m) a copy of the Escrow Agreement, duly executed by Seller;

(n) a transition services agreement by and between Seller and/or its Affiliates and the Acquired Company (the “TSA”), in the form attached hereto as Exhibit C, duly executed by Seller and/or its Affiliates;

(o) evidence that the R&W Policy has been bound, effective as of the Closing Date;

(p) the Subscription Agreement, duly executed by Seller;

(q) the Side Letter, attached hereto as Exhibit D (the “Side Letter”), duly executed by Seller; and

(r) the Board Member Agreement, duly executed by Nathan Mazurek.

3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following items:

(a) to Seller, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing, an amount equal to the Closing Date Net Purchase Price, to the account specified in writing by Seller no later than two (2) Business Days prior to the Closing Date;

(b) to Seller, the Ancillary Agreements to which Buyer is a party, if any, duly executed by Buyer;

(c) to Seller, a certificate dated as of the Closing Date, duly executed by the secretary or equivalent officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying that attached thereto are true and complete copies of the resolutions of the Board of Directors (or similar governing body) of Buyer authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded (the “Buyer Secretary Certificate”);

(d) to Seller, a certificate of the Delaware Secretary of State as to the good standing of Buyer in such jurisdiction as of the most recent practicable date;

(e) a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(f) the Board Member Agreement, duly executed by the Acquired Company;

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(g) the TSA, duly executed by the Acquired Company;

(h) the Subscription Agreement, duly executed by Investment;

(i) the Side Letter, duly executed by Buyer; and

(j) to Seller, all of the Consents set forth on Schedule 3.3(h).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANY

Except as set forth in the Schedules referenced in this ARTICLE IV (collectively, the “Acquired Company Disclosure Schedules”) (with the disclosure in any section or subsection of the Acquired Company Disclosure Schedules being deemed to qualify the corresponding section or subsection of this ARTICLE IV and each other section and subsection of this ARTICLE IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other sections and subsections), which shall qualify the representations and warranties of the Acquired Company set forth in this ARTICLE IV, Seller and the Acquired Company represent and warrant to and for the benefit of Buyer that the following statements are true and correct as of the Closing Date except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct on and as of such specified date:

4.1 Organization and Standing. The Acquired Company is a corporation and is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Acquired Company is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not be materially adverse to the Acquired Company. Seller has provided to Buyer true, correct and complete copies of the Acquired Company’s Organizational Documents as in effect as of the Closing Date.

4.2 Capitalization. The authorized, issued and outstanding equity interests of the Acquired Company is set forth on Schedule 4.2. The Company Interests are duly authorized, validly issued, fully paid and non-assessable. The Company Interests represent one hundred percent (100%) of the authorized, issued and outstanding equity interests of the Acquired Company. The Company Interests were issued in compliance with applicable Laws. The Company Interests were not issued in violation of the Organizational Documents of the Acquired Company or any other agreement, arrangement, or commitment to which Seller or the Acquired Company is a party or by which Seller or the Acquired Company or any of their assets are bound. There are no (a) outstanding securities convertible or exchangeable into equity interests of the Acquired Company; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Acquired Company to issue, transfer, exchange, sell, register for sale, or redeem or otherwise acquire any of its equity interests; (c) options, warrants, calls, subscriptions or other rights, agreements or commitments granting any preemptive or antidilutive or similar rights with respect to any security issued by the Acquired Company; (d) voting trusts or other agreements or understandings to which the Acquired Company is a party or by which the Acquired Company is bound with respect to the voting, transfer, registration, or other disposition of its equity interests; or (e) outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the equityholders of the Acquired Company on any matter.

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4.3 Intentionally Omitted

4.4 Authority, Validity and Effect; No Conflict; Required Filings and Consents.

(a) The Acquired Company has all requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by the Acquired Company pursuant to all necessary authorizations and no other corporate action or proceedings on the part of the Acquired Company are necessary to authorize the execution and delivery by the Acquired Company of this Agreement or the consummation of the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of the Acquired Company, enforceable against the Acquired Company in accordance with its terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively (i) and (ii) together, the “General Enforceability Exceptions”).

(b) Except as set forth on Schedule 4.4(b), neither the execution and delivery of this Agreement by the Acquired Company, nor the consummation by the Acquired Company of the transactions contemplated hereby, nor compliance by the Acquired Company with any of the provisions hereof will (i) conflict with or result in a breach of any provisions of any Organizational Document of the Acquired Company, (ii) require any notice, consent or approval under, violate, conflict with, constitute or result in the breach of any term, condition or provision of or any loss of any benefit under, constitute a change of control or a default under, or give rise to any right of termination, vesting, amendment, acceleration or cancellation with respect to, in each case with or without due notice or lapse of time or both, or result in the creation or imposition of a Lien upon any property or assets of the Acquired Company, pursuant to any Material Contract, except as would, in any such event, not have a material impact on the Acquired Company’s ability to consummate the transactions contemplated by this Agreement or conduct its business, in substantially the same manner as conducted as of the Closing Date, or (iii) subject to receipt of the requisite approvals referred to on Schedule 4.4(c), conflict with or violate any Order or Law applicable to the Acquired Company or any of its respective properties or assets.

(c) Other than as set forth on Schedule 4.4(c), no Consent is required to be obtained by the Acquired Company for the consummation by the Acquired Company of the transactions contemplated by this Agreement, except as would not have a material impact on the Acquired Company’s ability to consummate the transactions contemplated by this Agreement or conduct its business, in substantially the same manner as conducted as of the Closing Date.

4.5 Financial Statements.

(a) Seller has delivered to Buyer a copy of the unaudited financial statements, consisting of the balance sheet and the related statements of income, of the Acquired Company (the “Unaudited Financial Statements”) for the calendar year ended December 31, 2023, and the unaudited financial statements, consisting of the balance sheet and the related statements of income, of the Acquired Company for the eight (8)-month period ended August 31, 2024 (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”). December 31, 2023 is referred to herein as the “Balance Sheet Date” and June 30, 2024 is referred to herein as the “Interim Balance Sheet Date.”

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(b) The Financial Statements present fairly, in all material respects, the financial position and results of operations of the Acquired Company, as of the respective dates thereof and for the periods indicated therein. The Financial Statements are correct and complete, in all material respects, and are consistent with the books and records of the Acquired Company (which books and records are in turn are correct and complete, in all material respects) and have been prepared in accordance with GAAP.

(c) To the Acquired Company’s Knowledge, the Acquired Company does not have any liabilities as of the Closing Date, and will not have any liabilities as of the Closing Date, other than those (i) specifically reflected on and fully reserved against in the Financial Statements, (ii) incurred in the Ordinary Course of Business since the Interim Balance Sheet Date, (iii) that are not, individually or in the aggregate, material to the Acquired Company, (iv) arising under Material Contracts, or (v) incurred in connection with this Agreement, none of which with respect to clauses (ii)-(v) above is a liability for breach of any Contract, violation of Law, or Action.

(d) To the Acquired Company’s Knowledge, in the past two (2) years there has not been any fraud with respect to the operation of the Acquired Company that involves (i) any officer or director of the Acquired Company or (ii) any employee of the Acquired Company who, in the case of this subclause (ii), had a significant role in the preparation of the Financial Statements.

4.6 Taxes. Except as set forth on Schedule 4.6:

(a) Within the last five (5) years, Seller and the Acquired Company have duly and timely filed in accordance with applicable Law, taking into account all applicable extensions, all Tax Returns with all Taxing Authorities that they were required to file and duly and timely paid all Taxes due (whether or not shown on any Tax Return). All such Tax Returns were true, correct and complete in all material respects. The Acquired Company is not subject to any audit, examination or similar proceedings by any Taxing Authorities. The books and other records of the Acquired Company relating to Taxes have been properly maintained and are in all respects correct.

(b) The Acquired Company has not received any written Tax ruling or entered into or is currently under negotiations to enter into any agreement with any Taxing Authority. Neither Seller (to the extent such actions could affect the Taxes of the Acquired Company), nor the Acquired Company has agreed to any extension or waiver of the statute of limitations applicable to any Taxes or Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(c) The Acquired Company is not a party to any Tax sharing, Tax indemnity, or Tax allocation agreement (other than a Tax sharing agreement among members of an affiliated group, the common parent of which is the Acquired Company).

(d) There are no Liens for unpaid Taxes on the assets of Seller or the Acquired Company, except for Permitted Liens.

(e) There is no Action currently pending or, to Seller’s or the Acquired Company’s Knowledge, threatened in writing with respect to the Acquired Company in respect of any Tax, or with respect to Taxes of Seller that could result in liability to the Acquired Company. All Tax deficiencies that have been claimed, proposed, or asserted in writing by any Governmental Authority against the Acquired Company have been fully paid or finally settled.

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(f) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Acquired Company does not file Tax Returns that the Acquired Company is, or may be, subject to taxation by that jurisdiction.

(g) The Acquired Company does not have liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) (other than the Acquired Company), as a transferee or successor, by contract or otherwise. All Taxes have been paid in respect of any debt forgiveness transactions involving the Acquired Company. As of the Closing, all tax sharing, Tax indemnity and Tax allocation agreements (including intercompany payables or receivables) with respect to the Acquired have been terminated and the Acquired Company shall have no Liability with respect to such agreements following the Closing.

(h) The Interim Financial Statements reflect all Liabilities for unpaid Taxes of the Acquired Company for periods (or portions of periods) through the Interim Balance Sheet Date. The Acquired Company does not have any Liability for unpaid Taxes accruing after the Interim Balance Sheet Date except for Taxes arising in the Ordinary Course of Business following the Interim Balance Sheet Date. Following the Closing, other than Taxes reflected as a liability in determining the Final Net Purchase Price pursuant to Section 2.5, there will be no liability for any Pre-Closing Taxes.

(i) The Acquired Company has not consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder or under a corresponding or similar provision of state, local, or foreign Tax Law. The Acquired Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Tax Law.

(j) The Acquired Company is not, nor has ever been, a member of a consolidated, combined, unitary or aggregate group of which Seller was not the ultimate parent corporation.

(k) The Acquired Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to section 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date or deferred revenue in existence as of the Closing, or (vii) income inclusion under Code Section 951 or 951A with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or prior to the Closing Date.

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(l) Neither Seller nor the Acquired Company has received any private letter ruling or other written guidance from the IRS (or any comparable Tax ruling from any other Governmental Authority) which could affect the Taxes of the Acquired Company after the Closing.

(m) The Acquired Company (i) is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction, or (ii) has not distributed equity interests of another Person, or has had its equity interests distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(n) The Acquired Company has (i) complied with all applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by applicable Law) from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(o) No payments made to Seller pursuant to this Agreement will be subject to withholding Taxes.

(p) Each of Seller and the Acquired Company is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Seller and the Acquired Company. The prices for any property or services (or for the use of any property) provided by or to Seller or the Acquired Company are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(q) To Seller’s Knowledge, no independent contractor was or is expected to be considered as an employee of the Acquired Company by an applicable Governmental Authority.

(r) The Acquired Company uses the accrual method of accounting for income Tax purposes.

(s) To the extent required by Law, all records to be maintained and all Tax relevant data to be held available by the Acquired Company are stored and available in the books and records to be delivered to Buyer or maintained with the Acquired Company.

(t) Adequate provisions have been made in accordance with GAAP in the books and records and Financial Statements of the Acquired Company.

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4.7 Title to and Condition of Personal Property.

(a) Except as set forth on Schedule 4.7(a), the Acquired Company has (in the case of owned personal property) good title to, or (in the case of leased personal property) a valid leasehold interest in all of the tangible assets of the Acquired Company reflected in the Financial Statements or thereafter acquired by the Acquired Company (the “Tangible Assets”), free and clear of all Liens except for Permitted Liens, excluding assets sold or disposed of by the Acquired Company in the Ordinary Course of Business since the Interim Balance Sheet Date and not in violation of this Agreement. The Tangible Assets are in good operating condition and repair (normal wear and tear excepted) and are adequate and suitable for their current and contemplated uses. The Tangible Assets have been maintained and repaired in a commercially reasonable manner.

(b) All of the buildings, offices, plants, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), located on the Real Property (the “Improvements”) are supplied with utilities and other services necessary for the operation of the Acquired Company’s business as currently conducted and consistent with past practice, and as contemplated by Seller as of the date hereof, are safe for their current occupancy and use, and, to the extent maintenance obligations for the same are the responsibility of the Acquired Company pursuant to the terms of the applicable lease, are maintained by the Acquired Company in the manner and to the standard required under the applicable lease. All Improvements under the control of the Acquired Company are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for their current and contemplated uses. To the Acquired Company’s Knowledge, all Improvements that are not under the control of the Acquired Company are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for their current and contemplated uses.

(c) The Tangible Assets and the Improvements together constitute all of the tangible assets used in or necessary for the Acquired Company to conduct its business in a manner equivalent in all material respects to the manner in which the Acquired Company conducts its business as of the Closing Date.

4.8 Real Property.

(a) The Acquired Company does not own any Real Property.

(b) Schedule 4.8(b) contains a complete list of all Real Property leased by the Acquired Company and its interests therein (the “Leased Real Property”). The Acquired Company has a legal, valid, binding and enforceable leasehold title to each Leased Real Property, free and clear of all Liens, other than Permitted Liens.

(c) The Real Property listed on Schedule 4.8(b) constitutes all of the material real property interests used in the business and operations of the Acquired Company.

4.9 Compliance with Laws. Except as set forth on Schedule 4.9:

(a) The Acquired Company is, and, during the three (3) year period immediately preceding the Closing Date, has been, in material compliance with all Laws and Orders applicable to its business;

(b) Neither Seller nor the Acquired Company has received any written or oral notification or communication from any Governmental Authority within the past three (3) years (i) asserting that the Acquired Company is not in material compliance with any Law or Order, or (ii) threatening to revoke, modify or terminate any material Permit owned or held by the Acquired Company;

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(c) No investigation or review is pending or, to the Acquired Company’s Knowledge, threatened by any Governmental Authority with respect to any alleged violation by the Acquired Company of any Law or Order;

(d) Neither the Acquired Company, nor, to the Acquired Company’s Knowledge, any of its directors, officers, managers, employees or any other Person acting on its behalf has, in connection with the operation of the business of the Acquired Company, (i) used or promised any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law, (ii) paid, promised, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) taken action in material violation of any applicable anti-corruption Law, including the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption Law of a similar nature; and no Action has been filed or commenced alleging any such payments, contributions, gifts, or actions; and

(e) In connection with their collection, storage, transfer (including any transfer across national borders) and/or use of any personally identifiable information from any employees (collectively, “Employee Personal Information”), the Acquired Company is and has been, during the three (3) year period immediately preceding the Closing Date, in material compliance with, and the consummation of the transactions contemplated hereby will not breach or cause a violation of, all applicable Laws in all relevant jurisdictions, and the requirements of any Contract to which the Acquired Company is a party or is otherwise bound. The Acquired Companies are in material compliance with all applicable Laws, including with respect to administrative, technical, and physical safeguards, to protect the confidentiality, integrity, and security of Employee Personal Information against unauthorized access, use, modification, disclosure, or other misuse. To the Acquired Company’s Knowledge, the Acquired Company has not, in the past three (3) years, experienced any loss, damage, or unauthorized access, disclosure, use, or breach of security of any Employee Personal Information in the Acquired Company’s possession, custody, or control or otherwise held or processed on their behalf. During the three (3) year period immediately preceding the Closing Date, no Actions have been asserted or, to the Acquired Company’s Knowledge, threatened against the Acquired Company alleging a violation of any Person’s privacy or Employee Personal Information or data rights. Following the Closing, the Acquired Company will continue to have the right to use the Employee Personal Information in their possession, custody or control on identical terms and conditions as the Acquired Company enjoyed immediately prior to the Closing.

4.10 Permits. Schedule 4.10 contains a true, correct and complete list of all material Permits required for the operation of the Acquired Company’s business and volume of business as currently conducted and for the ownership, lease, operation or use of the Real Property. Except as set forth on Schedule 4.10, each such Permit is duly issued to the Acquired Company and is valid and in full force and effect. The Acquired Company has not received any written notice regarding any material change in the status or terms and conditions of any such Permit. The Acquired Company is in material compliance with all Permits required for the operation of the Acquired Company’s business and volume of business as currently conducted and for the ownership, lease, operation or use of the Real Property, and no event has occurred which, with or without notice or lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any such Permit. No such Permit will be impaired by the consummation of the transactions contemplated by this Agreement. All fees and charges with respect to such Permits that are due and payable as of the Closing Date have been paid in full and those due and payable prior to the Closing Date shall have been paid in full.

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4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, currently in effect, and (ii) all other written or oral employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, equity compensation, equity purchase, equity option, equity appreciation, phantom equity option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance (whether insured or self-insured) plan, program, agreement or arrangement, and any other benefit plan, program, agreement, arrangement or policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured to which the Acquired Company currently makes or is required to make payments, transfers, or contributions in respect of the current or former officers, directors, and employees (and their dependents and beneficiaries) of the Seller (all of the above being hereinafter individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively). Schedule 4.11(a) separately lists each Employee Plan that is maintained, sponsored, contributed to, or required to be contributed to by Seller or the Acquired Company primarily for the benefit of employees of the Acquired Company outside of the United States.

(b) Copies of the following materials have been delivered or made available to Buyer: (i) all current plan documents (including any amendments) for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of its material terms, (ii) all current determination letters or opinion letters from the Internal Revenue Service (the “IRS”) or any other Taxing Authority and any material correspondence from any Governmental Authority received within the past six (6) years with respect to any of the Employee Plans, as applicable, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Employee Plans, as applicable, (iv) in the case of any Employee Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached, if applicable, (v) actuarial valuations and reports related to any Employee Plans with respect to the most recently completed plan years, if required by applicable Law, (vi) the most recent nondiscrimination tests performed under the Code, and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service, U.S. Department of Labor, U.S. Department of Health and Human Services, Pension Benefit Guaranty Corporation, or other Governmental Authority within the prior three (3) years relating to the Employee Plans.

(c) Each Employee Plan is and has been established, maintained, operated, funded, and administered and all required filings and reports have been made in a timely and complete manner with the applicable Governmental Authority in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws in all material respects, all contributions required under the terms of the Employee Plans or applicable Laws have been timely made or accrued for, all payments of pension benefits required under the terms of the Employee Plans or applicable Laws have been timely made, no taxes, penalties or fees are due by the Acquired Company with respect to any Employee Plan and there are no material defaults or violations in any of the theses regards.

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(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has been determined by the IRS to be so qualified and received a favorable and current determination letter from the IRS with respect to the most recent five (5) year filing cycle (or, if such Employee Plan is a master, prototype or volume submitter plan, may rely on a favorable opinion letter issued by the IRS), and each trust created thereunder is exempt from tax under the provisions of Section 501(a) of the Code. To the Acquired Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To the Acquired Company’s Knowledge, nothing has occurred with respect to any Employee Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code, the Tax Act, or any Canadian pension legislations.

(e) The Acquired Company has not engaged in or knowingly permitted to occur and, to the Acquired Company’s Knowledge, no other party has engaged in or permitted to occur, any transaction prohibited by Section 406 of ERISA or any “prohibited transaction” under Code Section 4975(c) with respect to any Employee Plan, except for any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code, that could result in any material liability or excise Tax under ERISA, the Code, or any other Law being imposed on the Acquired Company.

(f) No Acquired Company or ERISA Affiliate currently has an obligation to contribute to a defined benefit plan, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code (except as set forth in the following sentence) or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.

(g) There are no pending or, to the Acquired Company’s Knowledge, threatened (i) legal proceedings, assessments, complaints, proceedings or investigations of any kind in any court of Governmental Authority or (ii) claims (other than routine claims for benefits), in either case, with respect to any Employee Plan, and, to the Acquired Company’s Knowledge, there exists no state of facts which could reasonably be expected to give rise to any such legal proceedings, assessments, complaints, proceedings or investigations or to affect the registration of any Employee Plan required to be registered. No Employee Plan has within the last three (3) years been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) With respect to each group health plan benefiting any current or former employee of the Acquired Company that is subject to Section 4980B of the Code, the Acquired Company has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(i) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code or (iii) deferred compensation benefits reflected on the books of the Acquired Company.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions hereby, disregarding any termination of employment which may occur on or after the Closing, will constitute an event under any Employee Plan that will or may (i) result in any payment (including, without limitation, severance, bonus, golden parachute or otherwise) becoming due by the Acquired Company to any manager, director, officer, employee or other service provider of the Acquired Company from the Acquired Company under any Employee Plan, (ii) increase any benefits or obligation to fund benefits otherwise payable under any Employee Plan, (iii) accelerate the time of payment or vesting of any such benefits, or (iv) result in any vesting, distribution, restriction on funds, or forgiveness of indebtedness.

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(k) No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, equityholder or other service provider of the Acquired Company under any Employee Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or any other applicable Tax legislation.

(l) All contributions or premiums required to be made by the Acquired Company under the terms of each Employee Plan, any collective agreement or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Employee Plans and any applicable collective agreement. All liabilities of the Acquired Company (whether accrued, absolute, contingent or otherwise) related to all Employee Plans have been fully and accurately disclosed in accordance with ASPE in the Financial Statements. No insurance policy or other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder.

4.12 Material Contracts.

(a) Set forth on Schedule 4.12(a) is a list, as of the Closing Date, of the following Contracts to which the Acquired Company is a party:

(i) each Contract relating to any joint venture, partnership, strategic alliance, or sharing of profits;

(ii) each Contract that materially limits the right of the Acquired Company to (A) engage in or compete with any Person in any business or in any geographical area or (B) solicit or hire any Person with respect to the business of the Acquired Company;

(iii) each collective bargaining Contract or other Contract with any labor union, labor association, works council or labor board representing any employee of the Acquired Company;

(iv) each license of Intellectual Property, except for licenses implied by the sale of goods, shrink-wrap and click-wrap software licenses, end-user licenses, and licenses to software generally commercially available;

(v) each Contract relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien on any of the assets of the Acquired Company, including any capital leases with aggregate obligations exceeding $25,000;

(vi) each Contract pertaining to employment arrangements with any officer, director, employee, or independent contractor that (A) provides for severance, termination, retention, change in control, or similar payments, (B) provides for any notice periods or benefits over and above statutory minimums or (C) is not terminable without penalty on no more than ninety (90) days’ notice;

(vii) each Contract with any current or former officer, manager, or employee of the Acquired Company under which the Acquired Company has any liability or obligation in excess of One Hundred Thousand Dollars ($100,000), not including any contracts that are terminable without penalty on no more than ninety (90) days’ notice;

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(viii) any Contract that relates to the acquisition or disposition of any business or assets or the sale or supply of any product or services pursuant to which the Acquired Company has any liability in excess of One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate;

(ix) each Contract with each Significant Customer and each Contract with each Significant Supplier;

(x) any customer Contract which contains a “most favored nation” or similar clause;

(xi) each Contract relating to the lease, sublease, or assignment of any portion of any Real Property owned or leased by the Acquired Company;

(xii) any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Acquired Company, (B) the Acquired Company has directly or indirectly guaranteed liabilities or obligations of any other Person;

(xiii) any Contract granting any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of any Tangible Assets but excluding any Contract granting a customer the right to purchase assets dedicated to the provision of services to such customer upon the termination of such Contract;

(xiv) any Contract in respect of any interest rate, currency and commodity hedge, swap, collar, cap or similar instrument, in each case, relating to notional amounts in excess of Five Hundred Thousand Dollars ($500,000);

(xv) any Contract providing for the settlement of any Action (A) which will involve payments after the Interim Balance Sheet Date of consideration in excess of One Hundred Thousand Dollars ($100,000) or imposition of monitoring or reporting obligations to any other Person, or (B) with respect to which the conditions precedent to the settlement have not been satisfied;

(xvi) any Contract with respect to the sharing, allocation or indemnifying for Taxes or Tax costs that will survive the Closing Date;

(xvii) any Contract that provides for the indemnification of any Person or the assumption of any Tax, environmental or other liability of any Person;

(xviii) any Contract that binds the Acquired Company to any exclusive business arrangement;

(xix) any Contract that contains earn-out, deferred or contingent purchase price or similar contingent payment obligations;

(xx) any Contract involving aggregate consideration in excess of One Hundred Thousand Dollars ($100,000) and which, in each case, cannot be terminated without penalty on no more than ninety (90) days’ notice;

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(xxi) any Contract that provides for the making of any advance, loan or extension of credit by the Acquired Company to a Person;

(xxii) any Contract between or among the Acquired Company, on the one hand, and Seller or any Affiliate of Seller, on the other hand, that will survive the Closing Date;

(xxiii) any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) during the past two (2) years or in the future, other than in the Ordinary Course of Business;

(xxiv) any Contract with any staffing, leasing, or employment agency or recruiter regarding temporary, leased, or non-permanent labor or employees at the Acquired Company;

(xxv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts; and

(xxvi) any written legally binding Contract agreeing to enter into any of the foregoing.

(b) The Contracts disclosed pursuant to Section 4.12(a), and all other Contracts that are material to the operation of the Acquired Company not previously disclosed pursuant to Section 4.12(a), together with all material amendments, modifications or supplements thereto (the “Material Contracts”) have heretofore made available to Buyer. Each Material Contract is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Acquired Company, and, to the Acquired Company’s Knowledge, of the other parties thereto, subject to the General Enforceability Exceptions. There is no material breach or default by the Acquired Company or, to the Acquired Company’s Knowledge, any third party under any Material Contract, and no event has occurred, or would occur as a result of the Closing, which, with notice or lapse of time or both, would constitute a breach or default or would permit termination, acceleration or modification thereof, or other changes of any right or obligation or the loss of any benefit thereunder, in any material respect by any party to such Material Contract. No party to any of the Material Contracts has exercised any termination right with respect thereto, and no party has given written, or, to the Acquired Company’s Knowledge, oral, notice of any material dispute with respect to, or any intention to terminate or materially change the terms of, any Material Contract. The Acquired Company has not assigned, delegated, or otherwise transferred to any third party any of its rights, title, interest, or obligations under any Material Contract. Except as set forth on Schedule 4.12(b), the consummation of the transactions contemplated herein will not trigger any change of control, anti-assignment or similar provision under any Material Contract requiring the consent or approval of any third party.

4.13 Legal Proceedings. Except as set forth on Schedule 4.13, there are no Actions (a) pending, or, to the Acquired Company’s Knowledge, threatened, against the Acquired Company or any of their respective properties or assets, or (b) to the Acquired Company’s Knowledge, pending that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. The Acquired Company is not subject to or in breach or violation of any Order. To Acquired Company’s Knowledge, no event has occurred or circumstance exists that will give rise to, or serve as a basis for, any Order against the Acquired Company. In the last two (2) years, neither the Acquired Company nor, to Acquired Company’ Knowledge, any officer, manager, director or key employee of the Acquired Company, has been permanently or temporarily enjoined by any Order from engaging in or continuing any conduct or practice in connection with the operation or the management of the Acquired Company’s business. There is no Action pending against any current or, to the Acquired Company’s Knowledge, former director, manager or employee of the Acquired Company with respect to which the Acquired Company has, or, to the Acquired Company’s Knowledge, is reasonably likely to have, an indemnification obligation.

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4.14 Intellectual Property.

(a) Schedule 4.14(a) sets forth an accurate and complete list of the Acquired Company-Owned IP, including a list of registered Acquired Company-Owned IP. Except as set forth on Schedule 4.14(a), (i) the Acquired Company owns all right, title and interest in, or has the valid right or license to use, all of its respective Acquired Company IP, and (ii) the Acquired Company-Owned IP is not subject to any Lien, except for Permitted Liens. To the Acquired Company’s Knowledge, the Acquired Company-Owned IP is valid, subsisting and in full force and effect, and has not been cancelled, expired or abandoned.

(b) (i) there is no Action pending against the Acquired Company, (ii) in the last two (2) years neither Seller nor the Acquired Company has received any written notice of any claim and (iii) to the Acquired Company’s Knowledge, in the last two (2) years, no claim has been threatened, in each case of (i), (ii) and (iii) above, that (A) alleges that any aspect of the business of the Acquired Company infringes, misappropriates or otherwise violates any third party’s right in or to such third party’s own Intellectual Property, or (B) challenges the validity, enforceability, use or exclusive ownership of any Acquired Company-Owned IP. To the Acquired Company’s Knowledge, in the last two (2) years, no Person has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any of the rights of the Acquired Company in the Acquired Company-Owned IP.

(c) The Acquired Company IP constitutes all of the Intellectual Property necessary and sufficient for the conduct of the Acquired Company’s business as currently conducted and the continued operation of the Acquired Company’s business consistent with past practice immediately following the Closing.

(d) None of the Acquired Company-Owned IP is subject to any outstanding Order that restricts in any material respect the use, transfer or licensing thereof or affects in any material respect the validity, use or enforceability thereof.

(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to result in (i) the loss or impairment of right of the Acquired Company to own or use any of the Acquired Company-Owned IP or (ii) the requirement to pay any additional consideration for the right to own or use any of the Acquired Company-Owned IP.

(f) The Acquired Company has used commercially reasonable efforts to protect the confidentiality of all trade secrets and know-how included in the Acquired Company-Owned IP.

(g) Schedule 4.14(g)(1) sets forth an accurate and complete list of registered Acquired Company IP owned by Seller that is not Acquired Company-Owned IP as of the Closing Date (the “Assignable Acquired Company IP”). Except as set forth on Schedule 4.14(g)(2), neither Seller nor any of its Affiliates (other than the Acquired Company) is a licensee of any Acquired Company IP that is currently used by the Acquired Company in its business as currently conducted, except with respect to any Acquired Company IP that is also validly licensed directly to the Acquired Company.

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4.15 Insurance. Schedule 4.15 sets forth a correct and complete list of all policies of insurance in effect as of the Closing Date held by or applicable to the Acquired Company (the “Acquired Company Policies”), all of which have been made available to Buyer. All Acquired Company Policies are in full force and effect in all material respects and have not been subject to any lapse in coverage. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy held by the Acquired Company has been cancelled by the insurer within the last two (2) years and the Acquired Company has not received any notice of cancellation of, premium increase with respect to, or alteration of coverage under any of the Acquired Company Policies during such period. The Acquired Company Policies are of the type and are in amounts commercially reasonable in connection with the Acquired Company’s business as currently conducted and are sufficient for compliance in all material respects with applicable Law and with Contracts to which the Acquired Company is a party or by which it is bound. All premiums due on the Acquired Company Policies have been paid when due and payable. There are no Actions related to the Acquired Company’s business pending under any of the Acquired Company Policies in respect of which there is an outstanding reservation of rights. The Acquired Company Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Acquired Company. During the last two (2) years, no claim by the Acquired Company under any Acquired Company Policy has been questioned, denied or disputed (other than routine requests for quotes), nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Acquired Company is not in default under any material provision of any Acquired Company Policy.

4.16 Personnel.

(a) Except with respect to the Contracts set forth on Schedule 4.12(a) that are responsive to subsection (iii) of Section 4.12(a), the Acquired Company is not a party to or subject to any collective bargaining agreements, and (i) no labor union or other collective bargaining unit represents or claims to represent the Acquired Company’s employees, (ii) no labor organization or group of current or former employees has made a pending demand for recognition, and there are no representation proceedings, applications or petitions seeking a representation proceeding presently pending with the National Labor Relations Board or other labor relations tribunal, and (iii) to the Acquired Company’s Knowledge, there is no union campaign being conducted to unionize any of the employees of the Acquired Company. The Acquired Company is not currently engaged in any labor negotiation. There is, and in the last three years there has been, no labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute pending or, to Acquired Company’s Knowledge, threatened between the Acquired Company, on the one hand, and any of its employees, on the other hand, except for such disputes with individual employees arising in the Ordinary Course of Business. Except as set forth on Schedule 4.13, there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the knowledge of the Acquired Company, threatened against the Acquired Company. The Acquired Company has not in the last five (5) years engaged in any unfair labor practice nor is the Acquired Company aware of any pending or threatened complaint regarding any alleged unfair labor practice.

(b) Schedule 4.16 sets forth a true and complete list of the job titles, dates of hire, dates of birth, locations of employment, exempt or non-exempt statuses, whether not actively working for any reason, annual salary, monthly rates or hourly rates, bonuses and other compensation, and the amounts of accrued and unused vacation time, as applicable, of all employees and, as applicable to an independent contractor, independent contractors of the Acquired Company as of two (2) Business Days prior to the Closing Date. Except as set out in Schedule 4.16, no employee is on long-term disability leave or otherwise an inactive employee.

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(c) The Acquired Company is in compliance in all material respects with all applicable Laws pertaining to the employment or termination of employment of their employees, including all such Laws relating to labor relations, equal employment opportunities, fair employment practices, human rights, accessibility, prohibited discrimination, wage and hour requirements, overtime pay, pay equity, social insurance and housing fund contributions, union fees, severance, annual leave, minimum wage, child labor, classification of employees and independent contractors, whistleblowing, plant closures and layoffs, wrongful termination, government contracting (including compliance with all Executive Orders, background and exclusion screening requirements, and affirmative action plans), immigration and naturalization, collective bargaining, occupational safety and health, language of work, and other similar employment activities. All of the persons who are receiving remuneration for work or services provided to the Acquired Company who are not employees are treated as independent contractors, are properly characterized as independent contractors and are not likely to be characterized by any Governmental Authority as employees.

(d) All amounts required to be withheld from employees of the Acquired Company have been paid to the appropriate Governmental Authority and the Acquired Company is not liable for any arrears of labor union fees, personal portions of insurance and housing fund contributions, Taxes, penalties or other sums for failure to comply with the foregoing. The Acquired Company has paid in full all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of any employee or independent contractor other than such compensation that is accrued and unpaid as of the Closing Date, which amounts will be paid on the next regular payroll date following the Closing Date or otherwise in accordance with their respective terms, as applicable. There is no claim with respect to the payment of wages, salary or overtime is now pending or, to the Acquired Company’s Knowledge, threatened with respect to any current or former employee or independent contractor of the Acquired Company.

(e) There has not been in the past two (2) years, and there are currently not, any charge of discrimination in employment or employment practices for any reason, including without limitation, race, disability, age, gender, sexual orientation, religion, national origin, or other legally protected category which has been asserted or is now pending or, to Acquired Company’s Knowledge, threatened against the Acquired Company before the United States Equal Employment Opportunity Commission or any other Governmental Authority. In the past two (2) years there have been no complaints, Actions, suits, claims, investigations, or other proceedings against the Acquired Company pending, or, to Acquired Company’s Knowledge, threatened to be filed, by or with any Governmental Authority in connection with the employment or separation of employment of any current or former employee or in connection with the use of any independent contractor of the Acquired Company.

(f) There has been no “mass layoff”, “mass termination”, “permanent discontinuance”, “collective dismissal”, or “plant closing” (as defined by WARN or any other relevant employment Law) at any “single site of employment” (as defined by WARN) where current or former employees are or were located within the last two (2) years.

(g) To the Acquired Company’s Knowledge, none of the employees or other persons who are receiving remuneration for work or services provided to the Acquired Company is in violation of any non-competition, non-solicitation or non-disclosure agreement with any third party.

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(h) All current assessments under applicable Law relating to workers compensation and occupational health and safety that relate to the Acquired Company have been paid or accrued. There is no notice of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment which the Acquired Company has received during the past five (5) years from any workplace safety and insurance or workers’ compensation board or similar Governmental Authority in any jurisdiction where the relevant business is carried on that remain unpaid. All inspection reports received by the Acquired Company in the past two (2) years under any occupational health and safety Laws have been made available to Buyer. There are no outstanding orders from any Governmental Authority or any pending charges made under any such Laws relating to the Acquired Company or its business. Except as set out in Schedule 4.16, there are no pending or, to the knowledge of the Acquired Company, threatened charges against the Acquired Company under occupational health and safety laws. There have been no fatal or critical accidents which have occurred in the course of the operation of the business in the last five (5) years which might lead to charges under applicable Law governing workplace health and safety in the jurisdiction where the Acquired Company has employees. Except as set out in Schedule 4.16, the Acquired Company has complied in all respects with any Orders issued to the Acquired Company under occupational health and safety laws.

4.17 Conduct of Business in Ordinary Course. Except for the transactions contemplated hereby, since the Balance Sheet Date, (a) the Acquired Company has conducted their business and respective operations in the Ordinary Course of Business consistent with past practices and (b) there has not been any change that has had a Material Adverse Effect.

4.18 Customers and Suppliers. Schedule 4.18(a) contains a complete list of (a) (i) the twenty (20) largest customers, by dollar volume, of the Acquired Company for the twelve (12)-month period ended August 31, 2024 (the “Significant Customers”) and (ii) the ten (10) largest suppliers, by dollar volume, of the Acquired Company for the twelve (12)-month period ended August 31, 2024 (the “Significant Suppliers”) and (b) the dollar volume of business with each Significant Customer and Significant Supplier during such period. Since the Balance Sheet Date, no Significant Customer or Significant Supplier has terminated or materially reduced or changed the terms of its business relationship with the Acquired Company, or given written notice to the Acquired Company of its intent to do so. To the Acquired Company’s Knowledge, no Significant Customer or Significant Supplier intends to terminate, not renew, or materially reduce or change the terms of its business with the Acquired Company, other than any expiration of any Contract with a Significant Customer or Significant Supplier pursuant to its terms. No Significant Customer or Significant Supplier has notified the Acquired Company in writing of the existence of any fact, circumstance or occurrence which if true, gives such Significant Customer or Significant Supplier the right to terminate or materially reduce its obligations under any of such Significant Customer’s or Significant Supplier’s Contracts with the Acquired Company. There are no outstanding material disputes with any Significant Customer or Significant Supplier.

4.19 Accounts Receivable. The accounts receivable of the Acquired Company reflected on the books and records of the Acquired Company (except (a) for intercompany balances and (b) to the extent of the allowance for doubtful accounts with respect to such receivables reflected on the Financial Statements) (i) represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business; (ii) constitute only valid, undisputed claims of the Acquired Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice; and (iii) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the books and records of the Acquired Company, to the Acquired Company’s Knowledge, are collectible in full within one hundred and eighty (180) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the books and records of the Acquired Company, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. To the Acquired Company’s Knowledge, there are no material disputes with respect to any of the accounts receivable reflected on the Financial Statements that have not been reserved for on the Financial Statements.

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4.20 Related Party Transactions. Except as set forth on Schedule 4.20, no employee, officer, director, manager or equityholder of the Acquired Company, or any member of his or her Immediate Family (each a “Related Person”) (a) owes any amount to the Acquired Company, (b) is involved in any material business arrangement with the Acquired Company (save for an employment, ownership, or management relationship with the Acquired Company and other arms’-length transactions), or (c) to the Acquired Company’s Knowledge, has any claim or cause of action against the Acquired Company, other than claims for accrued compensation, benefits or expense reimbursement arising in the ordinary course of employment, (d) owns any property or right, tangible or intangible, that is used by the Acquired Company, or (e) to the Acquired Company’s Knowledge, owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is a competitor, supplier, customer, lessor or lessee of the Acquired Company. Except as set forth on Schedule 4.20, the Acquired Company does not owe any amount to, and the Acquired Company has not committed to make any loan or extend or guarantee credit to, or for the benefit of, or have any indebtedness to, any Related Person, except in respect of remuneration earned or expenses incurred in the Ordinary Course of Business (including in connection with an employment, ownership or management relationship or operational liabilities and obligations of the Acquired Company to its employees, officers, directors, managers and equityholders). Except as set forth on Schedule 4.20, there is no Contract or other arrangement between the Acquired Company, on the one hand, and Seller or any of its Affiliates, on the other hand (the “Affiliate Agreements”). Except as provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from the Acquired Company to Seller or any of its Affiliates.

4.21 No Brokers. No broker, finder or similar agent has been employed by or on behalf of the Acquired Company, and no Person with which the Acquired Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby. The Acquired Company has not incurred any liability to pay any fees or commissions to any financial advisor, broker, finder or agent in connection with this Agreement for which Buyer would become liable or obligated or for which the Acquired Company will have any obligation after Closing.

4.22 Inventories. All Inventory of the Acquired Company (the “Acquired Company Inventory”), whether or not reflected on the Financial Statements, consists of a quality and quantity usable and, with respect to finished goods, saleable in the Ordinary Course of Business, except for slow-moving or obsolete items and items of below-standard quality, all of which have been written off or written down to lower of cost or net realizable value in the Financial Statements. All inventories not written off have been priced in a manner that is consistent with GAAP (other than capitalization of freight-in costs). The quantities of each item of Acquired Company Inventory (whether raw materials, intermediaries, work-in-process or finished goods) are reasonable in the present circumstances of the business of the Acquired Company consistent with the methodology used by the Acquired Company in the past to determine reasonable inventory quantities. The Acquired Company is not in possession of any material amount of Acquired Company Inventory that is not owned by the Acquired Company, including goods already sold. Except as set forth on Schedule 4.22, the values at which the Acquired Company Inventory are carried on the Financial Statements reflects: (a) an inventory valuation policy of the Acquired Company which is consistent with industry practice and which is in accordance with GAAP, consistently applied in accordance with past practices, and (b) an explicit inventory reserve on the books and records of the Acquired Company. All Acquired Company Inventory (i) was acquired or produced in the Ordinary Course of Business consistent with past practice; (ii) contains all appropriate forms of identification necessary to be in compliance with applicable Laws; (iii) is free and clear of all Liens other than Permitted Liens; and (iv) conforms to customary trade standards for marketable goods.

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4.23 Environmental, Health and Safety Matters.

(a) Except as set forth on Schedule 4.23, (i) the Acquired Company is, and for the past five (5) years has been, in material compliance with all Environmental Laws applicable to the conduct of their business as presently conducted and the occupancy of the Real Property as presently occupied, (ii) in the past five (5) years, the Acquired Company has not received any written notice stating that the conduct of its business or the condition of any of its Real Property, or any real property formerly owned, leased or operated by the Acquired Company in connection with its business, was, is, or may be, in violation of any Environmental Law or that the Acquired Company is, or may be, liable for personal injury or property damage or for any other costs or expenses in connection with a material violation of any Environmental Law, (iii) the Acquired Company has not received any Environmental Claim or written request related to the Release of Hazardous Materials pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements, (iv) no Action is pending or threatened against the Acquired Company that alleges a violation by the Acquired Company of any applicable Environmental Laws, and (v) the Acquired Company has not retained or assumed, by contract any liabilities or obligations of third parties under Environmental Law.

(b) (i) in the past five (5) years, the Acquired Company has not used, treated, stored, recycled, manufactured, disposed of, arranged for or permitted the disposal of, transported, distributed, handled, or Released any Hazardous Material in material violation of Environmental Law, and there has been no material Release of Hazardous Materials in or on the Real Property, (ii) in the past five (5) years, the Acquired Company has not received any written notice that any of the Real Property, or any real property formerly owned, leased or operated by the Acquired Company in connection with its business (including soils, groundwater, surface water, buildings and other structure located thereon) has been materially contaminated with any Hazardous Material, (iii) to the Acquired Company’s Knowledge, no condition or circumstance concerning the Release or regulation of Hazardous Materials exists that would reasonably be expected to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Acquired Company’s business or Real Property as currently carried out, (iv) the Acquired Company’s business or Real Property, or, to the Acquired Company’s Knowledge, any real property formerly owned, leased or operated by the Acquired Company in connection with its business, is listed on, or to the Acquired Company’s Knowledge has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state or foreign list, (v) none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state or foreign list, and (vi) in the past five (5) years, the Acquired Company has not received any written notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations.

(c) Except as set forth on Schedule 4.23, there are no present or, to the Acquired Company’s Knowledge, past, conditions, events, circumstances or facts that could reasonably be expected to form the basis of any Actions against the Acquired Company based on any violation of Environmental Law.

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(d) (i) To the extent in Seller’s or the Acquired Company’s possession after using commercially reasonable efforts to obtain any such items, Seller has provided or otherwise made available to Buyer any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models, permits, authorizations, material correspondence with a Governmental Authority relating to environmental matters and other similar documents with respect to the Acquired Company’s business or Real Property, related to compliance with Environmental Laws; and (ii) Seller has provided or otherwise made available to Buyer any and all material documents concerning planned capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

4.24 Product Warranty. There (a) are no material product warranty claims currently pending or, to the Acquired Company’s Knowledge, threatened in writing against the Acquired Company; (b) have been no such product warranty claims made against the Acquired Company in the past two (2) years; and (c) are no material outstanding obligations or liabilities with respect to the replacement or repair of any products manufactured, distributed or sold by or on behalf of the Acquired Company, in each case other than in accordance with the Acquired Company’s standard terms and conditions or the Contracts with its customers. There have been no product recalls by the Acquired Company in the past two (2) years. All products manufactured, distributed or sold by or on behalf of the Acquired Company comply in all material respects with all applicable Law. The Acquired Company will not have any liability in excess of the applicable reserves set forth on the Interim Financial Statements, for product defects and warranty claims for any products manufactured, distributed or sold by or on behalf of the Acquired Company, provided such product defect and warranty claims are processed and handled in accordance with the existing practices and policies of the Acquired Company. Except for conditions or warranties implied or imposed by applicable Laws, the Contracts with its customers or otherwise contained in the applicable standard terms and conditions of sale for such products and services set forth on Schedule 4.24 (the “Standard Warranties”), the Acquired Company has not extended to any of its customers any written product warranties, indemnifications or guarantees that vary from the Standard Warranties other than in the Ordinary Course of Business.

4.25 Product Liability. There are no existing material claims, duties, responsibilities, liabilities or obligations arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product manufactured, processed, sold, distributed or delivered by or on behalf of the Acquired Company during the past five years. The Acquired Company has no outstanding liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, processed, sold, distributed, or delivered by or on behalf of the Acquired Company.

4.26 Books and Records. The minute books and equity interest record books of the Acquired Company are complete and correct in all material respects. The minute books of the Acquired Company contain accurate and complete records of all meetings and actions taken by written consent of the equityholders, the board of directors (or similar governing body), and any committees of the board. In the last two (2) years, no meeting or action taken by written consent of any such equityholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

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4.27 No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER AND THE ACQUIRED COMPANY THAT ARE EXPRESSLY SET FORTH IN THIS ARTICLE IV AND THE ANCILLARY AGREEMENTS, SELLER AND THE ACQUIRED COMPANY AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO THE ACQUIRED COMPANY. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION SHALL LIMIT OR OTHERWISE IMPAIR IN ANY MANNER BUYER’S RIGHT TO MAKE A CLAIM FOR FRAUD.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules referenced in this ARTICLE V (collectively, the “Seller Disclosure Schedules”) (with the disclosure in any section or subsection of the Seller Disclosure Schedules being deemed to qualify the corresponding section or subsection of this ARTICLE V and each other section and subsection of this ARTICLE V to the extent that it is reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other sections and subsections), which shall qualify the representations and warranties of Seller set forth in this ARTICLE V, Seller represents and warrants to and for the benefit of Buyer that the following statements are true and correct as of the Closing Date except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct on and as of such specified date:

5.1 Organization and Standing. Seller is a corporation and is duly organized, validly existing, and in good standing under the laws of Delaware. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

5.2 Authority; Enforceability; Title.

(a) Seller has all requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein, and, assuming the conditions of Section 271 of the DGCL have been satisfied with respect to the Equity Transaction and the other transactions contemplated hereby, this Agreement and the other agreements contemplated hereby to which Seller is a party have been, or will be, duly executed and delivered by Seller pursuant to all necessary authorizations and no other corporate action or proceedings on the part of Seller are necessary to authorize the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby to which Seller is a party are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as limited by the General Enforceability Exceptions.

(b) Seller is the sole record and beneficial owner of the Company Interests and has good, valid and transferable title to the Company Interests free and clear of all Liens. Seller has all requisite power and authority to sell, transfer, assign and deliver the Company Interests as provided in this Agreement. Upon the consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, at the Closing, Buyer and Investment, respectively, will acquire good and valid title to the Purchased Interests and Rollover Interests, free and clear of all Liens, other than Liens created by Buyer.

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5.3 No Conflict; Required Filings and Consents; Takeover Statutes.

(a) Neither the execution and delivery of this Agreement and the other agreements contemplated hereby to which Seller is a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of Seller, (ii) require any notice, consent or approval under, violate, conflict with, constitute or result in the breach of any term, condition or provision of or any loss of any benefit under, constitute a change of control or a default under, or give rise to any right of termination, vesting, amendment, acceleration or cancellation with respect to, in each case with or without due notice or lapse of time or both, or result in the creation or imposition of any Lien upon any property or assets of Seller or pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, except as would, in any such event, not have a material impact on Seller’s ability to consummate the transactions contemplated by this Agreement, or (iii) subject to receipt of the requisite approvals referred to on Schedule 5.3(b), conflict with or violate any Order or Law applicable to Seller or any of its properties or assets.

(b) Except for applicable requirements, if any, of (i) the Exchange Act, (ii) state securities or “blue sky” Laws, (iii) the DGCL to file appropriate documentation and (iv) NASDAQ, no Consent is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

(c) No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in Seller’s Organizational Documents is applicable to Seller, the Company Interests, the Equity Transaction or any other transactions contemplated hereby.

5.4 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Seller, and no Person with which Seller has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

5.5 Legal Proceedings. There are no Actions pending or, to Seller’s knowledge, threatened against Seller that would adversely affect Seller’s performance under this Agreement and under the other agreements contemplated hereby to which Seller is a party, or the consummation of the transactions contemplated hereby or thereby.

5.6 No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER THAT ARE EXPRESSLY SET FORTH IN ARTICLE IV AND THIS ARTICLE V AND THE ANCILLARY AGREEMENTS, SELLER AND EACH OF ITS AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO SELLER, THE ACQUIRED COMPANY, THE BUSINESS OF THE ACQUIRED COMPANY, OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION SHALL LIMIT OR OTHERWISE IMPAIR IN ANY MANNER BUYER’S RIGHT TO MAKE A CLAIM FOR FRAUD.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Schedules referenced in this ARTICLE VI (collectively, the “Buyer Disclosure Schedules”) (with the disclosure in any section or subsection of the Buyer Disclosure Schedules being deemed to qualify the corresponding section or subsection of this ARTICLE VI and each other section and subsection of this ARTICLE VI to the extent that it is reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other sections and subsections), which shall qualify the representations and warranties of Buyer and Investment set forth in this ARTICLE VI, Buyer and Investment represent and warrant to and for the benefit of Seller, as of the Closing Date, as follows:

6.1 Securities Matters. The Purchased Interests are being acquired by Buyer for investment only and not with a view to distribution in violation of the Securities Act. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments pursuant hereto, and Buyer is capable of bearing the economic risk of such investments, including a complete loss thereof. Buyer understands and agrees that it may not sell or dispose of any of the Purchased Interests other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act and applicable state securities Laws. Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.2 Organization and Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Investment is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a material and adverse effect on Buyer.

6.3 Authorization, Validity and Effect. Buyer and Investment each have all the requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer and Investment. This Agreement and the other agreements contemplated hereby to which Buyer is a party have been, or will be, duly and validly executed and delivered by Buyer and Investment and constitute the legal, valid and binding obligation of Buyer and Investment, enforceable against Buyer and Investment in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

6.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement and the other agreements contemplated hereby to which Buyer or Investment is a party, nor the consummation by Buyer and Investment of the transactions contemplated hereby or thereby, nor compliance by Buyer and Investment with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of Buyer or Investment, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination or cancellation with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or Investment or pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, have a material and adverse effect on Buyer or Investment, or (iii) subject to receipt of the requisite approvals referred to on Schedule 6.4(b), violate any Order or Law applicable to Buyer or Investment or any of their properties or assets.

(b) Other than as set forth on Schedule 6.4(b), no Consent is necessary for the consummation by Buyer and Investment of the transactions contemplated by this Agreement.

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6.5 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer or Investment that would adversely affect Buyer’s or Investment’s performance under this Agreement and under the other agreements contemplated hereby to which Buyer or Investment is a party, or the consummation of the transactions contemplated hereby or thereby.

6.6 Solvency. Assuming that the representations and warranties made in ARTICLE IV and ARTICLE V are true and correct in all material respects and that the Acquired Company is Solvent (as hereinafter defined) immediately prior to the Equity Transaction, after giving effect to the consummation of the transactions contemplated hereby and any related transaction, Buyer, Investment and the Acquired Company: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business, and (c) will not have incurred and does not currently anticipate to incur debts beyond its ability to pay as they become absolute and matured ((a), (b), and (c), collectively affirmatively acknowledged, “Solvent”).

6.7 R&W Policy. Buyer has obtained the R&W Policy, attached hereto as Exhibit E, effective as of the Closing Date. All R&W Policy Expenses shall be borne by Buyer.

6.8 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer or Investment, and neither Buyer, Investment nor any Person with which Buyer or Investment has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

6.9 Ownership of Equity Interests. Neither Investment, Buyer or their subsidiaries beneficially own any equity interests of Seller or the Acquired Company as of the Closing Date. Buyer nor Investment was, alone or together with any other Person, at any time, or became, an “interested stockholder” of Seller or the Acquired Company, as defined in Section 203 of the DGCL, and has not taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Equity Transaction or any other transaction contemplated hereby.

6.10 Capitalization. The authorized, issued and outstanding capital stock of Investment immediately after the Closing is set forth on Schedule 6.10. The Rollover Interests are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable Laws. The Rollover Interests were not issued in violation of the Organizational Documents of Investment or any other agreement, arrangement, or commitment to which Investment is a party or by which Investment or any of their assets are bound. There are no (a) outstanding securities convertible or exchangeable into equity interests of the Investments; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating Investments to issue, transfer, exchange, sell, register for sale, or redeem or otherwise acquire any of its equity interests; (c) options, warrants, calls, subscriptions or other rights, agreements or commitments granting any preemptive or antidilutive or similar rights with respect to any security issued by Investments; (d) voting trusts or other agreements or understandings to which Investments is a party or by which the Investments is bound with respect to the voting, transfer, registration, or other disposition of its equity interests; or (e) outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Investments on any matter.

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6.11 No Additional Representations; No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER AND INVESTMENT THAT ARE EXPRESSLY SET FORTH IN THIS ARTICLE VI AND THE ANCILLARY AGREEMENTS, BUYER, INVESTMENT AND EACH OF THEIR AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE, ANY REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO THE ACQUIRED COMPANY, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT TO BUYER OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH BUYER’S AND INVESTMENT’S REVIEW AND ANALYSIS OF THE ACQUIRED COMPANY, BUYER OR INVESTMENT (EITHER DIRECTLY OR THROUGH ITS REPRESENTATIVES) MAY HAVE RECEIVED FROM OR ON BEHALF OF SELLER, THE ACQUIRED COMPANY AND/OR REPRESENTATIVES THEREOF CERTAIN ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS (EITHER FINANCIAL OR OTHERWISE). BUYER AND INVESTMENT ACKNOWLEDGE AND AGREE THAT (A) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS, (B) BUYER AND INVESTMENT HAVE NOT RELIED UPON THE ESTIMATES, FORECASTS, BUDGETS, PLANS, CONFIDENTIAL INFORMATION MEMORANDA OR PROJECTIONS FURNISHED TO IT, AND (C) THAT BUYER NOR INVESTMENT SHALL HAVE ANY CLAIM, NOR SHALL THEY OR THEIR REPRESENTATIVES ASSERT ANY CLAIM, AGAINST SELLER, THE ACQUIRED COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT THERETO. NOTWITHSTANDING THE FOREGOING, EXCEPT WITH RESPECT TO THE IMMEDIATELY PRECEDING SENTENCE, NOTHING CONTAINED IN THIS SECTION SHALL LIMIT OR OTHERWISE IMPAIR IN ANY MANNER SELLER’S RIGHT TO MAKE A CLAIM FOR FRAUD.

ARTICLE VII
COVENANTS AND AGREEMENTS

7.1 Publicity. Neither Seller nor Buyer may issue any press release or public announcement concerning this Agreement or the Equity Transaction without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld, conditioned or delayed, except to the extent, in the reasonable judgment of Seller or Buyer, disclosure is otherwise required by Law or by the applicable rules of any stock exchange on which any Party (or any of its respective Affiliates) lists its securities; provided, however, that, to the extent disclosure is required by applicable Law or by the rules of any such stock exchange, the Party intending to make such release or announcement shall use its commercially reasonable efforts to consult with the other Party with respect to the text thereof; provided, further, that no Party shall be required to obtain the approval of the other Party pursuant to this Section 7.1 if all of the information about this Agreement or the Equity Transaction that is contained in any proposed release or announcement includes information that has previously been made public without breach of the obligations under this Section 7.1.

7.2 Records. With respect to the financial books and records and minute books of the Acquired Company relating to matters on or prior to the Closing Date: (a) Buyer shall retain them for a period of five (5) years after the Closing Date, and (b) where there is any legitimate purpose, including, without limitation, an audit of Seller or other Tax matter initiated by, or with respect to, the IRS or any other Taxing Authority or to determine any matter relating to Seller’s rights and obligations hereunder or to any period ending on or before the Closing Date, Buyer shall allow Seller and its representatives and designees, upon reasonable request and with reasonable prior notice, access to the books and records (including accountant work papers) of the Acquired Company during normal business hours, provided such books and records are not otherwise privileged or confidential, unless such privileged information or documents are directly relevant, reasonably requested, redacted as necessary to maintain the applicable privilege, and used in a manner that would not waive the applicable privilege.

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7.3 Continuing Indemnification for Company Actors.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Acquired Company now existing in favor of each Person who is now, or who becomes prior to the Closing Date, an officer, manager or director of the Acquired Company (each, an “Acquired Company Indemnitee”), as provided in the Organizational Documents of the Acquired Company, as in effect on the Closing Date, or pursuant to any other agreements in effect on the Closing Date and disclosed in Schedule 7.3(a), shall survive the Closing Date and shall continue in full force and effect for a period of no less than six (6) years.

(b) Prior to the Closing, Seller shall purchase a prepaid insurance policy (i.e., “tail coverage”) (the “Tail Policy”) which Tail Policy provides directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance covering acts or omissions occurring on or prior to the Closing Date with respect to those Acquired Company Indemnitees who are covered, as of the Closing Date, by the Acquired Company’s comparable insurance policies on terms with respect to such coverage and amounts no less favorable to the insured than those of such current insurance coverages for an aggregate period of not less than six (6) years. The Tail Policy shall be from an insurance carrier with the same or better credit rating as the Acquired Company’s current insurance carrier with respect to directors’ and officers’ liability insurance. At the Closing, Seller shall deliver to Buyer reasonable evidence of the issuance of the Tail Policy. Each Acquired Company Indemnitee entitled to indemnification as provided in this Section 7.3 shall look exclusively to the Tail Policy for any claim.

(c) Following the Closing, in the event the Acquired Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case to such consolidation, merger or assignment, proper provisions shall be made so that the successors and assigns of the Acquired Company shall assume the obligations set forth in this Section 7.3.

7.4 Best Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

7.5 Employment and Benefit Arrangements; Employee Listing.

(a) Buyer agrees that, for a period of twelve (12) months following the Closing, it shall (i) continue to sponsor, contribute to, or maintain the employee compensation and benefit plans and arrangements listed on Schedule 7.5(a) and (ii) upon termination of the TSA, it shall provide the individuals who are employed by Seller on behalf of the Acquired Company as of the Closing Date (the “Acquired Company Employees”) compensation and employee benefits that are at least as favorable as that compensation and those benefits provided to the Acquired Company Employees under the Employee Plans in effect immediately prior to the Closing Date; provided, Buyer and the Acquired Company shall not have any obligation to continue employing the Acquired Company Employees for any length of time after the Closing Date except as required by applicable Law, any Material Contract, any Employee Plan or Section 7.5(b). Buyer shall ensure that any employee benefit plans or programs it, the Acquired Company maintains or adopts with respect to the Acquired Company Employees (the “Buyer Welfare Plans”) treat employment with the Seller prior to the Closing Date the same as employment with Buyer from and after the Closing Date for purposes of eligibility and vesting (including, without limitation, the satisfaction of any waiting periods under any Buyer Welfare Plan) and benefit accrual. Buyer shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause their third party insurance carriers to, (A) waive all pre-existing condition limitations, exclusions or waiting periods applicable with respect to life and accidental death and dismemberment insurance, disability, sickness and accident and medical benefits for the Acquired Company Employees under the Buyer Welfare Plans to the extent that such limitations, exclusions or waiting periods exceed those in effect under the Employee Plans as of the Closing Date, and (B) recognize, for purposes of satisfying any deductible, co-pays and out-of-pocket maximums under the Buyer Welfare Plans, any payment made by an Acquired Company Employee prior to the Closing Date toward deductibles, co-pays and out-of-pocket maximums in any Employee Plan.

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(b) Buyer shall be solely responsible for issuing, serving and delivering all orders and notices required, if any, pursuant to the Worker Adjustment and Retraining Notification Act (the “WARN Act”), as amended, or its state law equivalent, in connection with the termination of any Acquired Company Employees after the Closing Date. Further, Buyer shall retain the Acquired Company Employees to the extent necessary to avoid any requirement that the Acquired Company deliver notifications with respect to any Acquired Company Employees or any individual employed by the Acquired Company within the ninety (90) day period prior to the Closing Date pursuant to the WARN Act or state law equivalent, if any. Schedule 7.5(b) identifies all reductions in force of five (5) or more employees by the Acquired Company at any single time or in connection with a single reorganization within the ninety (90) days immediately prior to the Closing Date, including: (i) the date of the reduction in force, (ii) the number of employees laid off, (iii) the employees’ facility, (iv) the reason for the reduction in force, and (v) whether waivers or severances were obtained by the laid-off employees.

(c) The provisions of this Section 7.5 are solely for the benefit of the Parties and no employee or former employee or any other individual shall be regarded for any purpose as a third-party beneficiary of this Section 7.5 or have any cause of action or claim based on this Section 7.5. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Employee Plan, Buyer Welfare Plan, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Acquired Company, Buyer, or any of their respective Affiliates; (ii) alter or limit the ability of the Acquired Company, Buyer, or any of their respective Affiliates, as applicable, to amend, modify, or terminate any Employee Plan or any Buyer Welfare Plan; or (iii) confer upon any employee, former employee, or any other individual any right to employment or continued employment, benefits or continued service with the Acquired Company, Buyer or any of their respective Affiliates.

7.6 Release. From and after the Closing, Seller, on behalf of itself and its Affiliates, hereby unconditionally, knowingly and irrevocably releases the Acquired Company and its respective agents and Affiliates, successors, assigns, managers, directors, officers and employees (collectively, the “Released Parties”) from any and all Actions, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, losses, judgments, extents, executions, claims and demands, of whatever kind or nature, whether known or unknown, which Seller and/or its Affiliates have, may have, might have or may assert now or in the future (each, a “Released Claim”) and agrees not to bring or threaten to bring or otherwise join in any Released Claim against the Released Parties or any of them, relating to, arising out of or in connection with any Contract, transaction, action, failure to act, or other facts or circumstances which occurred, existed, or was taken on or prior to the Closing Date, provided, however, that the foregoing shall not apply to any Released Claim arising under, related to, or resulting from any breach of this Agreement. The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Released Party of the existence of any Released Claims or of liability for any matter or precedent upon which any liability may be asserted.

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7.7 Non-Solicitation and No-Hire; Confidentiality; Non-Compete.

(a) For a period of three (3) years following the Closing Date, except on behalf of Buyer, the Acquired Company or any of their respective Affiliates in the ordinary scope of their respective duties, Seller, its Affiliates and Nathan J. Mazurek (the “Restricted Parties”), shall not, directly or indirectly, engage, solicit, induce, hire or attempt to engage, solicit, induce or hire, whether or not for consideration, any employee or independent contractor of the Acquired Company or Buyer, who is (or was within seven (7) months prior to the Closing Date) employed by the Acquired Company or Buyer. Notwithstanding the foregoing, nothing in this Section 7.7(a) shall preclude a Restricted Party from soliciting or hiring any employee or independent contractor of the Acquired Company or Buyer, if such employee’s or independent contractor’s employment or relationship is terminated with the Acquired Company or Buyer, and more than nine (9) months have passed since such termination.

(b) For a period of three (3) years following the Closing, except on behalf of Buyer, the Acquired Company or any of their respective Affiliates in the ordinary scope of their respective duties, the Restricted Parties shall not disclose, reveal, divulge or communicate to any Person other than Seller and its Affiliates and their respective representatives, or authorized officers, directors and employees of Buyer or the Acquired Company, or use for Seller’s own benefit or for the benefit of anyone other than Buyer or the Acquired Company, any non-public documents and information, whether written or oral, to the extent relating to the Acquired Company (the “Confidential Information”), except to the extent that such Confidential Information (i) is required to be disclosed in connection with the obligations of Seller or its Affiliates pursuant to this Agreement, (ii) can be shown to have been in the public domain through no fault of Seller or its Affiliates, (iii) was later lawfully acquired by Seller or its Affiliates from sources other than those related to Seller’s prior ownership of the Acquired Company who or which do or did not owe confidentiality obligations to the Acquired Company or (iv) is required to be disclosed by judicial or administrative process or by other requirements of Law; provided, that in the event disclosure is required by judicial or administrative process or other requirements of Law, Seller and its Affiliates shall, to the extent legally permitted, provide Buyer with prompt notice of such requirement, shall disclose only that portion of such information which it is advised by its counsel is legally required to be disclosed, and shall use reasonable best efforts to obtain at Buyer’s expense an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, in no event will this Section 7.7(b) limit or otherwise restrict the right of Seller or its Affiliates to disclose such Confidential Information to Seller’s, and Seller’s Affiliates’ respective, legal, accounting and financial advisors who are bound by customary obligations of confidentiality; provided, the Persons who receive such information are bound by written obligations of confidentiality, or to the extent reasonably required in connection with any Action relating to the enforcement of this Agreement.

(c) For a period of three (3) years following the Closing Date, except on behalf of Buyer, the Acquired Company or any of their respective Affiliates in the ordinary scope of their respective duties, the Restricted Parties shall not, without the prior written consent of Buyer, directly or indirectly (i) engage in, or assist others in engaging in, the Restricted Business anywhere in the Restricted Area, (ii) have any ownership interest in, control, perform management, executive or supervisory functions for, or otherwise participate in any business in the Restricted Area that engages in the Restricted Business (other than the Acquired Company and Buyer or as set forth below), or (iii) solicit or entice, or attempt to solicit or entice, any client or customer of Buyer or the Acquired Company for the purpose of diverting their business or services from Buyer or the Acquired Company or any of their Affiliates; provided, that the restrictions contained in this Section 7.7(c) shall not in any manner restrict or be otherwise deemed to limit (A) the acquisition by a Restricted Party, directly, or indirectly, of less than five percent (5.0%) of the outstanding capital stock of any publicly traded company engaged in the Restricted Business, so long as such Restricted Party does not actively participate in the management or operations of such entity, or (B) the operation of the business (excluding the Restricted Business) of Seller as presently conducted by Seller.

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7.8 Intellectual Property Assignments. Prior to the Closing Date, Seller shall assign all Assignable Acquired Company IP to the Acquired Company and shall register such assignment with the appropriate Governmental Authorities, which shall include the United States Patent and Trademark Office (“USPTO”).

ARTICLE VIII
INDEMNIFICATION

8.1 Survival.

(a) The representations and warranties of the Parties contained in this Agreement and the other Ancillary Documents shall survive the Closing through and including the date that is twelve (12) months following the Closing Date (the “Escrow Indemnity Period”); provided, however, that each of the Fundamental Representations shall survive the Closing through and including the date that is seven (7) years following the Closing Date, and provided, further that, those representations and warranties contained in Section 4.6 shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations with respect to claims that may arise as a result of the breach of such representations and warranties. All covenants and agreements contained in this Agreement to be performed in whole at or prior to the Closing (other than those covenants and agreements related to Tax) shall survive the Closing through and including the date that is six (6) months following the Closing Date. All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms; provided, however that those covenants and agreements that do not specify a time period for performance shall survive the Closing through and including the date that is three (3) years following the Closing Date. Covenants and agreements set forth in ARTICLE IX and claims for indemnification under Section 8.2(a)(iii), shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations with respect to claims that may arise under Section 8.2(a)(iii) or as a result of the breach of such covenants and agreements.

(b) In the event notice of any claim for indemnification under this ARTICLE VIII shall have been given prior to the expiration of a particular representation, warranty, covenant or agreement and such claim has not been finally resolved by the expiration of such representation, warranty, covenant or agreement, such representations, warranties, covenants or agreements that are the subject of such claim shall survive, but only to the extent made prior to the expiration of such representation, warranty, covenant or agreement, until such claim is finally resolved.

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8.2 Indemnification.

(a) Subject to the other terms and conditions of this Agreement (including the limitations set forth in this ARTICLE VIII), Seller shall indemnify and hold the Buyer Indemnified Parties harmless from and against, the amount of any and all Losses based upon, resulting from, attributable or relating to:

(i) any inaccuracy or breach of any of the representations or warranties made by Seller or the Acquired Company in this Agreement or in any Ancillary Agreement;

(ii) any breach or nonperformance of any covenants, undertakings or other agreements made by Seller or the Acquired Company under this Agreement or in any Ancillary Agreement;

(iii) Pre-Closing Taxes;

(iv) any Acquired Company Debt;

(v) any Transaction Expenses;

(vi) any Legal Proceeding set forth on Schedule 4.13; and

(vii) any environmental matters set forth on Schedule 4.23.

(b) Subject to the other terms and conditions of this Agreement (including the limitations set forth in this ARTICLE VIII), Buyer and Investment hereby agree to indemnify and hold the Seller Indemnified Parties harmless from and against the amount of, any and all Losses based upon, resulting from, attributable or relating to:

(i) any inaccuracy or breach of any of the representations or warranties made by Buyer or Investment in this Agreement or in any Ancillary Agreement; and/or

(ii) any breach or nonperformance of any covenants, undertakings or other agreements made by Buyer or Investment under this Agreement or in any Ancillary Agreement.

8.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not including a Third Party Claim may be asserted by prompt written notice to the Party from whom indemnification is sought, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim and, to the extent possible, a good faith estimate of the amount to which the indemnified party claims to be entitled to receive in respect of such right of indemnification; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this ARTICLE VIII, except to the extent that the indemnifying party is prejudiced as a result of such failure.

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(b) In the event of any Third Party Claim, the indemnified party shall promptly cause written notice of the assertion of any third party to be forwarded to the indemnifying party, which notice shall describe in reasonable detail the facts and circumstances with respect to the subject matter of such claim and, to the extent possible, a good faith estimate of the amount to which the indemnified party claims to be entitled to receive in respect of such right of indemnification. The failure of the indemnified party to give prompt notice of any Third Party Claim shall not preclude the indemnified party from any indemnification which it may claim in accordance with this ARTICLE VIII, except to the extent that the indemnifying party is materially prejudiced as a result of such failure. Subject to the provisions of this Section 8.3(b), the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, and to participate in the defense of any Third Party Claim or to assume the defense of any Third Party Claim that relates to any Losses indemnified against hereunder; provided, that (i) the indemnifying party notifies the indemnified party in writing within twenty (20) days after the indemnified party has given notice of the Third Party Claim, that the indemnifying party will indemnify the indemnified party from and against the entirety of any Losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages which are not reasonably expected to be in excess of the indemnifying party’s remaining indemnity obligations hereunder and does not seek an injunction or other equitable relief, (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the indemnified party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the indemnified party, (iv) the indemnifying party conducts the defense of the Third Party Claim actively and diligently, (v) such Third Party Claim does not involve any potential criminal liability or the potential for a finding or admission of criminal wrongdoing, (vi) such Third Party Claim is not asserted by a Significant Customer or Significant Supplier, and (vii) such Third Party Claim is not asserted by any Governmental Authority. If the indemnifying party assumes the defense of any Third Party Claim, the indemnified party may participate, at his, her or its own expense, in the defense of such Third Party Claim (it being understood that, subject to the remaining terms of this Section 8.3 (b), the indemnifying party shall control such defense); provided, however, that such indemnified party shall be entitled to participate in any such defense with one separate counsel at the expense of the indemnifying party (provided, that the expenses of such counsel shall be limited to the fees of such counsel and reasonable out of pocket expenses incurred by such counsel) if (A) there are legal defenses available to an indemnified party that are different from or additional to those available to the indemnifying party or (B) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the indemnified party for the same counsel to represent both the indemnified party and the indemnifying party. The Parties agree to reasonably cooperate and provide reasonable access to such documents and information as may be reasonably requested by the indemnifying party in connection with the defense, negotiation or settlement of any such Third Party Claim. If the indemnifying party elects not to defend such Third Party Claim, is not permitted to assume such defense per the provisions of this Section 8.3(b), fails to promptly notify the indemnified party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the indemnified party may, subject to Section 8.3(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim; provided, however that if Seller is the indemnifying party, the indemnified party shall not be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), if as a result of such resolution, Seller would, directly or indirectly, be responsible for a greater percentage of the indemnifiable Losses than the Buyer.

(c) The indemnifying party shall not be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim unless, (i) such settlement, compromise or resolution provides for a full release of the indemnified party, does not provide for any relief other than money damages which are paid solely by the indemnifying party, and does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the indemnified party or (ii) the indemnified party has provided prior written consent to the indemnifying party to do so.

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8.4 Limitations on Indemnification for Breaches of Representations and Warranties and Taxes; Sole and Exclusive Remedy; Mitigation.

(a) Other than in respect of a Fraud, or a breach or inaccuracy with respect to a Seller Fundamental Representation or Section 4.6, or any other representation, warranty or covenant herein relating to Taxes, Seller shall not have any liability for Losses under Section 8.2(a)(i) hereof unless and until the aggregate amount of all such Losses that are imposed on or incurred by the Buyer Indemnified Parties exceeds $100,000 (the “Deductible Amount”) in which case the applicable Buyer Indemnified Parties shall be entitled to indemnification (subject to the other limitations set forth in this Section 8.4) for all Losses in excess of the Deductible Amount.

(b) Other than in respect of Fraud, Seller shall not be required to indemnify any Person (i) under Section 8.2(a)(i) (other than a breach or inaccuracy with respect to a Seller Fundamental Representation or Section 4.6) for any aggregate amount of Losses exceeding: (A) the Deductible Amount plus (B) the amount, if any, of indemnifiable Losses that otherwise would have been recoverable by any Buyer Indemnified Party pursuant to Section 8.2(a)(i) under the R&W Policy if no claims had been asserted against the R&W Policy with respect to breaches of Seller Fundamental Representations or Section 4.6 and (ii) under this ARTICLE VIII for an aggregate amount of Losses exceeding the Final Net Purchase Price.

(c) Other than in respect of Fraud or a breach or inaccuracy with respect to a Buyer Fundamental Representation, Buyer nor Investment shall be required to indemnify any Person under Section 8.2(b)(i) unless and until the aggregate amount of all such Losses that are imposed on or incurred by the Seller Indemnified Parties exceeds the Deductible Amount, in which case the applicable Seller Indemnified Parties shall be entitled to indemnification (subject to the other limitations set forth in this Section 8.4) for all Losses in excess of the Deductible Amount for any aggregate amount of Losses not exceeding $2,500,000. Buyer nor Investment shall be required to indemnify any Person under this ARTICLE VIII for an aggregate amount of Losses exceeding the Final Net Purchase Price.

(d) The amount of any Losses for which indemnification is provided under this ARTICLE VIII shall be net of any amounts actually recovered by the indemnified party under insurance policies or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such indemnified party) with respect to such Losses (other than pursuant to the R&W Policy) (net of any deductible or co-payment and all reasonable out-of-pocket costs related to such recovery). The indemnified party shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments; provided that an indemnified party shall not be required to (i) incur material out-of-pocket fees or expenses in connection with such efforts if the indemnifying party has failed to agree to be responsible for such fees and expenses after the indemnified party’s request with respect thereto or (ii) initiate litigation in respect of such efforts. Any indemnification payments will increase or reduce, as applicable, the Final Net Purchase Price by a corresponding amount.

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(e) Following the Closing and absent Fraud, except for actions seeking specific performance or similar equitable relief pursuant to Section 10.13 and disputes under Section 2.5 (which disputes will be resolved in accordance with the dispute mechanism set forth in Section 2.5(c)),the remedies set forth in this ARTICLE VIII shall constitute the sole and exclusive remedies of the Parties (and the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties) with respect to any and all rights, Actions and causes of action it may have against any other party (including any Affiliate of Seller, Buyer or the Acquired Company) relating to the operation of the Acquired Company or the business of the Acquired Company, or resulting from or relating to the subject matter of this Agreement and the transactions contemplated hereby, whether arising under or based upon any Law or otherwise (including any right, whether arising at law or in equity (including strict liability and tort), to seek indemnification, contribution, rescission, cost recovery, damages or any other recourse or remedy, including as may arise under common law). The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements. EXCEPT FOR FRAUD, THIS AGREEMENT CONTAINS THE SOLE AND EXCLUSIVE REMEDY, WHETHER UNDER THIS AGREEMENT OR OTHERWISE, FOR BUYER OR ANY AFFILIATE OF BUYER AND ANY BUYER INDEMNIFIED PARTY AGAINST SELLER OR ANY AFFILIATE OF SELLER WITH RESPECT TO ANY AND ALL LOSSES OR OTHER DAMAGES INCURRED REGARDING, OR CLAIMS RELATING TO OR ARISING FROM ENVIRONMENTAL MATTERS OR ENVIRONMENTAL LAW, INCLUDING, WITHOUT LIMITATION, THOSE RELATED TO (I) HAZARDOUS MATERIALS OR THE REMEDIATION OF HAZARDOUS MATERIALS, (II) THE ENVIRONMENTAL CONDITION OF THE REAL PROPERTY, AND (III) THE RELEASE OR PRESENCE OF HAZARDOUS MATERIALS OR VIOLATIONS OF ENVIRONMENTAL LAW OR ENVIRONMENTAL PERMITS, IN EACH CASE WHETHER ARISING OUT OF THE ACTUAL OR ALLEGED NEGLIGENCE OR STRICT LIABILTY OF SELLER OR ANY AFFILIATE OF SELLER OR OTHERWISE.

(f) Buyer and Seller shall take such steps to mitigate any Losses as would be required by Delaware Law with respect to a claim for breach of contract after becoming aware of any event that could reasonably be expected to give rise to any Losses which are indemnifiable or recoverable hereunder or in connection herewith.

(g) (i) For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty and (ii) for the purposes of determining the amount of Losses resulting from any misrepresentation or breach of a representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this ARTICLE VIII, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them; provided, that this Section 8.4(g) shall not (A) apply with respect to Section 4.17(b) nor (B) be deemed to turn references to “Material Contract” to “Contract” or “Material Contracts” to “Contracts”; provided, further, that clause (i) of this Section 8.4(g) shall not apply with respect to a claim for Fraud.

(h) For the avoidance of doubt, indemnifiable Losses shall not include any amount to the extent such amount was included as: (i) a liability in the Closing Net Working Capital, (ii) Acquired Company Debt, or (iii) a Transaction Expense in determining the Final Net Purchase Price as finally determined pursuant to Section 2.5.

(i) Buyer, on behalf of Buyer and each other Buyer Indemnified Party, (i) expressly waives any right of subrogation against Seller under this Agreement except for the subrogation rights of the insurance provider pursuant to the R&W Policy in the event of Fraud or to the extent such a waiver would violate the terms of any insurance policy or other contract to which Buyer or any of its Affiliates is a party and (ii) agrees that the R&W Policy shall expressly exclude any right of subrogation against Seller under this Agreement other than for a claim for Fraud (as defined in this Agreement).

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8.5 Recoupment; Payment; Release of Indemnification Escrow Fund.

(a) Except with respect to Fraud, a breach of a Seller Fundamental Representation, or a breach of Section 4.6, all claims for Losses that are made by any Buyer Indemnified Party pursuant to Section 8.2(a)(i), to the extent such claim of Loss could not also be claimed as a Loss pursuant to Section 8.2(a)(ii)-(vii) that are not otherwise recovered from the R&W Policy or subject to Buyer’s portion of the Retention Amount, shall be satisfied solely from the Indemnification Escrow Fund.

(b) Subject to the limitations set forth in Section 8.4, all claims for Losses under Section 8.2(a), whose satisfaction is not limited pursuant to Section 8.5(a), shall be satisfied as follows: (i) first, from the Indemnification Escrow Fund, (ii) second, to the extent such a claim of Loss is for a breach of representation and warranty, by submission of claims by Buyer pursuant to the R&W Policy until such time as the aggregate amount so claimed (excluding any claimed amounts that were determined to not be recoverable under the R&W Policy) under the R&W Policy equals the remaining policy limit and (iii) third, in each of the foregoing instances, by proceeding directly against Seller, subject to the terms of this Agreement.

(c) The Buyer Indemnified Parties shall use commercially reasonable efforts to utilize the R&W Policy to cover Losses under this ARTICLE VIII.

(d) Once a Loss that requires payment by an Indemnifying Party is agreed to by an Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, such Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(e) Upon expiration of the Escrow Indemnity Period, Buyer and Seller shall deliver joint instructions to the Escrow Agent to distribute to Seller the funds then remaining in the Indemnity Escrow Fund, except that the Escrow Agent shall retain an amount equal to the amount of any claims asserted by Buyer prior to the end of the Escrow Indemnity Period but not yet resolved (“Unresolved Claims”). The portion of the Indemnity Escrow Fund retained for Unresolved Claims shall be released by the Escrow Agent to Seller (to the extent not utilized to pay any Buyer Indemnified Party for any such Unresolved Claims resolved in favor of such Buyer Indemnified Party) upon their resolution in accordance with this ARTICLE VIII and the Escrow Agreement.

ARTICLE IX
TAX MATTERS

9.1 Administration of Tax Matters. Seller shall prepare and timely file, or cause to be timely filed, for the Acquired Company, with reasonable assistance from the Acquired Company, all Tax Returns that are required by Law to be filed for any taxable period ending on or before the Closing Date. Seller shall, at least thirty (30) days prior to filing such Tax Return(s), provide a copy of such Tax Return(s) to Buyer. Buyer shall, within ten (10) days of receiving such Tax Return(s), advise Seller regarding any matters in such Tax Return(s) with which it reasonably disagrees. In such case, Seller and Buyer shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to such disputed matters; provided, however, that in the event that the disputed matters are not resolved within thirty (30) days after Buyer advises Seller of the disagreement, such matter shall be resolved in a manner set forth in Section 2.5(c). Buyer shall prepare and timely file, or cause to be timely filed, all Tax Returns whose taxable period ends after the Closing Date for the Acquired Company. With respect to all Straddle Periods, such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Law. Buyer shall, at least thirty (30) days prior to filing any such Tax Return that relates to a Straddle Period, provide a copy of such Tax Return to Seller. Seller shall, within ten (10) days of receiving such Tax Return, advise Buyer regarding any matters in such Tax Return with which it reasonably disagrees. In such case, Seller and Buyer shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to the disputed matters; provided, however, that in the event that the disputed matters are not resolved within thirty (30) days after Seller advises Buyer of the disagreement, such matter shall be resolved in a manner set forth in Section 2.5(c).

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9.2 Allocation of Liability for Taxes. In the case of any Taxes that are attributable to a Straddle Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as follows:

(a) In the case of ad valorem, property, or franchise or similar Taxes imposed on the Acquired Company based on capital or number of shares of equity authorized, issued or outstanding, the portion attributable to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period.

(b) In the case of all other Taxes, the portion attributable to the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books of Acquired Company as of the Closing Date, and the determination of the hypothetical Tax for such Pre-Closing Tax Period shall be determined on the basis of such interim closing of the books; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each such period relative to the entire taxable period.

9.3 Cooperation; Audits.

(a) In connection with the preparation of Tax Returns, audit examinations, and any Actions relating to the Tax liabilities imposed on the Acquired Company (or any successor(s) thereof), Buyer and Seller shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the pursuit or defense of Actions by Taxing Authorities as to the imposition of Taxes. Buyer shall and shall cause the Acquired Company to (i) retain all books and records with respect to Tax matters pertinent to the Acquired Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (including any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow Seller to take possession of such books and records.

(b) Buyer and Seller shall, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

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9.4 Amended Tax Returns. Without Seller’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), Buyer shall not cause the Acquired Company to elect, where permitted by applicable Tax Law, or to carry forward any Tax attribute carryover, net operating loss or capital loss that arose in a Pre-Closing Tax Period that could, absent such election, be carried back to or utilized by the Acquired Company in a Pre-Closing Tax Period. Except as contemplated by this Agreement, or required by applicable Law or a Governmental Authority, neither Buyer nor any of its Affiliates shall voluntarily disclose previous Tax positions of the Acquired Company to any Taxing Authority or amend, refile, revoke or otherwise modify in any material respect any Tax Return or Tax election of the Acquired Company (or any successor(s) thereof) with respect to a taxable period ending on or prior to the Closing Date without the prior written consent of Seller (which consent will not be unreasonably withheld, conditioned, or delayed).

9.5 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Purchased Interests to Buyer under this Agreement (“Transfer Taxes”), shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer, and the party responsible for filing the necessary Tax Returns and other documentation with respect to Transfer Taxes shall timely file such Tax Returns. Buyer and Seller shall promptly pay when due their respective portion of all such required amounts to the appropriate Taxing Authority.

9.6 Tax Treatment. Following the Closing Date, Buyer shall prepare a draft allocation of the Final Net Purchase Price (and other applicable amounts), among the assets of the Acquired Company (the “Allocation Schedule”) in accordance with Code Section 1060 and the Treasury Regulations thereunder and any applicable local Laws. Buyer shall deliver such draft Allocation Schedule to Seller within forty-five (45) days following the determination of the Final Net Purchase Price pursuant to Section 2.5. Seller shall have twenty (20) days to review the Allocation Schedule, and in the event that Buyer and Seller are unable to agree on such Allocation Schedule within twenty (20) days following Seller’s review period, then such matter shall be resolved in a manner set forth in Section 2.5(c).

9.7 Termination of Tax Sharing Agreements. All tax sharing, Tax indemnity or Tax allocation agreements (including intercompany payables and receivables) with respect to the Acquired Company shall be terminated prior to the Closing and the Acquired Company shall have no Liability with respect to such agreements following the Closing.

9.8 Tax Treatment of Indemnification Payments. All indemnification payments made pursuant to this Agreement shall be treated by Parties, to the extent permitted by applicable Law, as an adjustment to the Net Purchase Price for applicable United States federal, state and local income tax purposes.

ARTICLE X
MISCELLANEOUS AND GENERAL

10.1 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the Party incurring such expenses, except as expressly provided herein.

10.2 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, but is not assignable by any Party without the prior written consent of the other Parties. Buyer may assign (without consent) its rights under this Agreement to any Financing Source as collateral in connection with providing financing and/or credit facilities to Buyer.

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10.3 Third-Party Beneficiaries. Each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

10.4 Further Assurances. From and after the Closing, the Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each Party shall cooperate affirmatively with the other Parties, to the extent reasonably requested by such other Parties, to enforce rights and obligations herein provided.

10.5 Notices. Any notice or other communication provided for herein or given hereunder to a Party must be in writing, and will be deemed given (a) on the date sent when transmitted by facsimile or by email, in each case, with electronic confirmation, (b) on the date delivered when delivered in person, (c) four (4) Business Days following mailing if mailed by first class registered or certified mail, postage prepaid, or (d) on the next Business Day if sent by Federal Express or other overnight courier of national reputation, in each case, if addressed as follows:

If to Buyer or, after the Closing, the Acquired Company:

Voltaris Power LLC
c/o Mill Point Capital LLC
1177 Avenue of the Americas, 45th Floor
New York, NY 10036
Attention: Mark Paolano
Email: mpaolano@millpoint.com

with a copy (which will not constitute notice) to:

Becker Legal Group, LLC
99 Madison Avenue, Fifth Floor
New York, NY 10016
Attention: David M. Becker
Email: dbecker@beckerlg.com

If to Seller or, prior to the Closing, the Acquired Company:

Pioneer Power Solutions, Inc.
400 Kelby Street, 12th Floor
Fort Lee, NJ 07024
Attention: Nathan J. Mazurek
Email: Nathan@pioneerpowersolutions.com

with a copy (which will not constitute notice) to:

Haynes and Boone, LLP
30 Rockefeller Plaza, 26th Floor
New York, NY 10112
Attention: Rick Werner and Simin Sun
Email: Rick.Werner@haynesboone.com and Simin.Sun@haynesboone.com or to such other address with respect to a Party as such Party notifies the other in writing as above provided.

10.6 Complete Agreement. This Agreement and the Schedules and Exhibits hereto and the other documents delivered by the Parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. The Parties agree that prior drafts of this Agreement and the other documents contemplated hereby will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the Parties with respect hereto or thereto.

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10.7 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

10.8 Amendment. This Agreement may be amended or modified only by an instrument in writing specifically designated as an amendment hereto, duly executed by the Acquired Company, Seller, and Buyer.

10.9 Waiver. At any time prior to the Closing Date, the Acquired Company, Seller, and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Acquired Company, Seller and Buyer. No failure of any Party to exercise any power given to such Party under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver of any such Party’s right to demand strict compliance with the terms of this Agreement.

10.10 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, interpreted under, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Notwithstanding anything in this Section 10.10 to the contrary, each of the parties hereto agrees that it will not bring or support any legal Action, suit or proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES AND COVENANTS THAT IT NOT WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DEBT FINANCING (OR AGAINST ANY FINANCING SOURCE), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 10.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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10.11 Severability. So long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, Buyer, the Acquired Company, and Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.12 Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of an electronic transmission of such Party’s signature, and such electronically transmitted signature shall be deemed to constitute the original signature of such Party.

10.13 Enforcement of Agreement. The Buyer and Seller agree that irreparable damage would occur if any of the provisions of this Agreement were not performed by the other party in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including but not limited to, Section 7.7, this being in addition to (a) any other remedy to which they are entitled hereunder, at law or in equity, prior to the Closing Date, or (b) any other remedy to which they are entitled hereunder after the Closing Date.

10.14 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

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(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.15 Disclosure Schedules. The Schedules have been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the Sections of this Agreement. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement or the omission of any cross reference thereto, the information and disclosures contained in any Schedule shall be deemed to be disclosed and incorporated by reference in any other Schedule as though fully set forth in such Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Schedule (a) shall not be construed to mean that such information is required to be disclosed by this Agreement, (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item, (c) with respect to the enforceability of contracts with third-parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third-parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party; (d) shall not be deemed or interpreted to broaden or to narrow the representations and warranties, obligations, covenants, conditions or agreements of the Acquired Company or Seller contained in this Agreement; and (e) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Unless the context otherwise requires (for example, a Schedule corresponds to a representation and warranty that requires disclosure of information that is “material” or that would reasonably be expected to constitute a “Material Adverse Effect”), such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules and/or the Acquired Company Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules or the Acquired Company Disclosure Schedules is or is not material for purposes of this Agreement.

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10.16 Independent Legal Counsel; Continuing Representation. Each Party has had the benefit of independent legal counsel with respect to the preparation of this Agreement. This Agreement expresses the mutual intent of the Parties, and each Party has participated equally in its preparation. The Parties acknowledge and agree that at all times relevant hereto up to the Closing, Haynes and Boone, LLP (“H&B”) has represented only Seller and the Acquired Company. If, subsequent to the Closing, any dispute was to arise directly relating in any manner to this Agreement or any of the transactions contemplated herein (a “Dispute”), Buyer hereby consents to H&B’s representation of Seller in such Dispute. Buyer acknowledges and agrees that H&B has been and will be providing legal advice to Seller and the Acquired Company in connection with the transactions contemplated by this Agreement and in such capacity will have obtained confidential information of the Acquired Company (the “Acquired Company Confidential Information”). The Acquired Company Confidential Information includes all communications, whether written or electronic between H&B, and the managers, directors, officers, and/or employees of the Acquired Company and all privileged files, attorney notes, drafts or other documents directly relating to this Agreement which predate the Closing (collectively, the “H&B Work Product”). In any Dispute, to the extent that any Acquired Company Confidential Information is in H&B’s possession as of the Closing Date, such Acquired Company Confidential Information may be used on behalf of Seller solely to the extent reasonably required in connection with such Dispute. The Parties waive their right to access any H&B Work Product, except as reasonably necessary in connection with an Action which is not a Dispute. Buyer further agrees that, as to all communications among H&B, the Acquired Company and Seller that directly relate to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller (and/or any former holder of any equity interest in the Acquired Company) and shall not pass to or be claimed by Buyer or its Affiliates (including the Acquired Company); provided that: (a) such attorney-client privilege shall not be waived or released with respect to any third party claim or Action without the prior consent of the Buyer and (b) Acquired Company Confidential Information shall not be used or disclosed for any purpose other than as reasonably required in connection with a Dispute.

[Signature Pages Follow]

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IN WITNESS WHEREOF, Buyer, the Acquired Company and Seller have executed this Agreement to be effective as of the Closing Date.

ACQUIRED COMPANY:

PIONEER CUSTOM ELECTRICAL PRODUCTS, LLC

By:	/s/ Nathan Mazurek
Name:	Nathan Mazurek
Title:	Secretary

SELLER:

PIONEER POWER SOLUTIONS, INC.

By:	/s/ Nathan Mazurek
Name:	Nathan Mazurek
Title:	Chief Executive Officer

[Signature pages continue on next page]

Signature Page to Panther – Equity Contribution & Purchase Agreement

BUYER:

VOLTARIS POWER LLC
By: Pioneer Panther Intermediate LLC, its sole member
By: Pioneer Panther Holdings LLC, its sole member
By: Pioneer Panther Investment LLC, its sole member

By:	/s/ Mark Paolano
Name:	Mark Paolano
Title:	Manager

INVESTMENT:

PIONEER PANTHER INVESTMENT LLC

By:	/s/ Mark Paolano
Name:	Mark Paolano
Title:	Manager

Signature Page to Panther – Equity Contribution & Purchase Agreement

EXHIBIT A

DEFINED TERMS

The definitions of terms capitalized and used throughout this Agreement are as follows:

“Accounting Principles” means GAAP using the same accounting methods, practices and procedures as were used in preparation of the Financial Statements and the sample working capital calculation on Schedule 2.2 and shall not include any changes resulting as a consequence of the transactions contemplated by this Agreement; provided that if such accounting methods, practices and procedures are inconsistent with GAAP, GAAP will control.

“Acquired Company” has the meaning set forth in the preamble.

“Acquired Company’s Knowledge” or “Seller’s Knowledge” means the actual and constructive knowledge, after due inquiry of Nathan Mazurek, Mark Akyol and Jay Johnson.

“Acquired Company Confidential Information” has the meaning set forth in Section 10.16.

“Acquired Company Debt” means, as of the Effective Time, without duplication, (a) the principal amount of and accrued interest (including accrued but unpaid interest), premiums, penalties, breakage costs, make-whole payments or obligations or other similar costs, fees or expenses (if any), that would be required to be paid by the borrower pursuant to a customary payoff letter (or otherwise as required by the terms of the underlying instrument), in each case, in respect of (i) any indebtedness of the Acquired Company for money borrowed or (ii) any other indebtedness of the Acquired Company evidenced by a note, bond, debenture or other similar instrument or debt security, (b) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of the Acquired Company and all obligations under any performance bonds (but, in each case with respect to this clause (b), solely to the extent drawn and not paid), (c) all obligations of the Acquired Company as lessee that are required to be capitalized in accordance with GAAP, (d) any net obligations under all interest rate and exchange rate derivatives, swaps or similar agreements of the Acquired Company, (e) all obligations of the Acquired Company in respect of deferred purchase price with respect to the acquisition by or on behalf of the Acquired Company of any business, division or product line or portion thereof (whether by merger, sale of stock, sale of assets or otherwise), (f) all amounts and obligations for which the Acquired Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations of any other Person, (g) any outstanding Board of Directors or Board of Managers fees or expenses owed by the Acquired Company, (h) uncleared checks issued by the Acquired Company, (i) any unfunded pension balance, on an ASC 715 basis under GAAP, of the Acquired Company, and (j) the aggregate amount of all past due accounts payable.

“Acquired Company Disclosure Schedules” has the meaning set forth in the preamble of ARTICLE IV.

“Acquired Company Employees” has the meaning set forth in Section 7.5(a).

“Acquired Company Indemnitee” has the meaning set forth in Section 7.3(a).

“Acquired Company Inventory” has the meaning set forth in Section 4.22.

“Acquired Company IP” means material Intellectual Property used in the conduct of the business of the Acquired Company as currently conducted.

A-1

“Acquired Company-Owned IP” means Acquired Company IP that is owned by the Acquired Company.

“Acquired Company Policies” has the meaning set forth in Section 4.15.

“Action” or “Actions” means any judicial, administrative or arbitral actions, suits, mediation, investigation, proceedings, complaints, charges or claims (including counterclaims), whether public or private, by or before a Governmental Authority.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Affiliate Agreements” has the meaning set forth in Section 4.20.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 9.6.

“Ancillary Agreements” means, collectively, the R&W Policy, the Side Letter, the TSA and the Escrow Agreement.

“Applicable Adverse Event” means any state of fact, event, change, result, circumstance, occurrence or development that, either alone or in combination with any other fact, event, change, result, circumstance, occurrence, or development, has or would reasonably be expected to have an adverse change or effect in excess of $2,500,000 on (a) the business, results of operations or financial condition of the Acquired Company taken as a whole, but excluding facts, events, changes, results, circumstances, occurrences, or developments, either alone or taken together, relating to or arising from (i) changes or developments in the United States or worldwide economy or credit, currency, oil, financial, banking, securities or capital markets, (ii) changes or developments in any national or international political, or regulatory conditions, including acts of terrorism, sabotage, cyber-attack, military action, national emergency or war (whether or not declared), or any escalation or worsening thereof, (iii) changes or developments in the business conditions or regulatory conditions affecting the industries or markets in which the Acquired Company operate or conduct their business generally, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic, weather condition, explosion or fire or other force majeure event or act of God, whether or not caused by any Person, or any national or international calamity or crisis, (v) the announcement of this Agreement or the transactions contemplated hereby, (vi) any action taken at the specific written request of Buyer, (vii) any changes or prospective changes in Law or GAAP or enforcement or interpretation thereof, or (viii) any failure, in and of itself, to meet any budgets, projections, forecasts, estimates, plans, predictions, or milestones (whether or not shared with Buyer or its Affiliates or representatives) (but, for the avoidance of doubt, in each case, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Applicable Adverse Event), or; provided, that, with respect to the foregoing clauses (i), (ii), (iii) (iv) and (vii), any such effect shall be taken into account if and to the extent it, individually or in the aggregate with any other effect, disproportionately affects the Acquired Company, taken as a whole, compared to other companies operating in the industries in which the Acquired Company operate or (b) the ability of the Seller to consummate the Equity Transaction or perform its obligations under this Agreement or the Ancillary Agreements.

“Arbiter” has the meaning set forth in Section 2.5(c).

“Assignable Acquired Company IP” has the meaning set forth in Section 4.14(g).

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“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Board Member Agreement” means that certain Board Member Compensation Letter, of even date herewith, by and between Nathan Mazurek and the Acquired Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank located in New York, New York, is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Disclosure Schedules” has the meaning set forth in the preamble of ARTICLE VI.

“Buyer Indemnified Parties” means (i) Buyer, (ii) solely following the Closing, the Acquired Company, and (iii) each of their respective directors, officers, employees, Affiliates, subsidiaries, members, agents, attorneys, representatives, successors and assigns (in each case, other than any Seller Indemnified Party).

“Buyer Secretary Certificate” has the meaning set forth in Section 3.3(c).

“Buyer Welfare Plans” has the meaning set forth in Section 7.5(a).

“Claims Statement Notice” has the meaning set forth in Section 2.5(c).

“Closing” has the meaning set forth in Section 3.1.

“Closing Balance Sheet” has the meaning set forth in Section 2.5(a).

“Closing Cash” means cash, cash equivalents and other short-term liquid investments of the Acquired Company (and expressly including any cash used as collateral for letters of credit or similar instruments), as of the Measuring Time. Cash represents the actual cash balances, adjusted for any deposits in transit, and any outstanding checks.

“Closing Date” has the meaning set forth in the preamble.

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“Closing Date Net Purchase Price” has the meaning set forth in Section 2.2.

“Closing Net Working Capital” means the Net Working Capital of the Acquired Company as of the Measuring Time, as set forth on the Closing Statement.

“Closing Statement” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) outstanding securities convertible or exchangeable into shares of capital stock or membership interests of a Person; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating a Person to issue, transfer or sell any shares of its capital stock or membership interests.

“Company Interests” has the meaning set forth in the recitals.

“Confidential Information” has the meaning set forth in Section 7.7(b).

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority in connection with the consummation of the transactions and the Reorganization provided for in this Agreement.

“Contracts” means all written contracts, leases, licenses, and other agreements (including any amendments and other modifications thereto, but excluding purchase orders and sale orders entered into in the Ordinary Course of Business), that are in effect on the Closing Date.

“Conversion” has the meaning set forth in the Recitals.

“Current Assets” means the aggregate amount of all current asset accounts of the Acquired Company listed on the sample working capital calculation on Schedule 2.2 under the heading “Adjusted Current Assets,” which shall exclude Closing Cash, tax assets, loan receivables, prepaid transaction expenses, balances relating to restructuring activities, and other current asset accounts as noted in Schedule 2.2.

“Current Liabilities” means the aggregate amount of all current liability accounts of the Acquired Company listed on the sample working capital calculation on Schedule 2.2 under the heading “Adjusted Current Liabilities,” which shall exclude all Acquired Company Debt, Transaction Expenses, tax liabilities, balances relating to restructuring activities, and other current liability accounts as noted in Schedule 2.2.

“Deductible Amount” has the meaning set forth in Section 8.4(a).

“Determination Date” has the meaning set forth in Section 2.5(d).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Dispute” has the meaning set forth in Section 10.16.

“Effective Time” means 11:59 p.m. Eastern Time on the Closing Date.

“Employee Personal Information” has the meaning set forth in Section 4.9(e).

“Employee Plan” or “Employee Plans” has the meaning set forth in Section 4.11(a).

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“Environmental Claim” means any Action, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or any term or condition of any Permit issued, granted, given, authorized by or made pursuant to any Environmental Law.

“Environmental Law” means any Law concerning (a) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Material, including worker and occupational health and safety related to exposure to Hazardous Materials, (b) the protection of the environment (including natural resources, wildlife, air and surface or subsurface land or waters), or (c) the protection of public health and safety with respect to exposure to Hazardous Materials; including, without limitation, the US Toxic Substances Control Act, the US 2012 Hazard Communication Standard, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1501, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) as it relates to exposure to Hazardous Materials, and any analogous state or foreign Laws.

“Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“Equity Transaction” has the meaning set forth in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a “single employer” with the Acquired Company under Section of 414(b), (c), (m), or (o) of the Code.

“Escrow Account” has the meaning set forth in Section 2.6.

“Escrow Agent” has the meaning set forth in Section 2.6.

“Escrow Agreement” has the meaning set forth in Section 2.6.

“Escrow Deposit” has the meaning set forth in Section 2.6.

“Escrow Fund” has the meaning set forth in Section 2.6.

“Escrow Indemnity Period” has the meaning set forth in Section 8.1(a).

“Estimated Closing Net Working Capital” means Seller’s good faith estimate of Closing Net Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Net Purchase Price” means the Net Purchase Price, as finally determined in accordance with Sections 2.5(a)-(d).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing Sources” means the collective reference to each lender and each other Person that has committed to provide or otherwise entered into agreements in connection with the Debt Financing or Alternative Financing in connection with the transactions contemplated by this Agreement, including any commitment letters or credit agreements (including any amendments thereto) relating thereto (including any joinders or amendment thereof), together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, and representative of each such lender, other Person or Affiliate.

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“FIRPTA Affidavit” has the meaning set forth in Section 3.2(g).

“Fraud” means (a) Seller or Buyer, as the case may be, has made a material representation or warranty in ARTICLE IV, or ARTICLE V, or ARTICLE VI, or in any Ancillary Agreement, respectively, with actual knowledge that such representation or warranty was inaccurate at the time it was made or (b) Seller or Buyer has made a material omission with actual knowledge that such omission would render any material representation or warranty in ARTICLE IV, or ARTICLE V, or ARTICLE VI, or in any Ancillary Agreement, respectively, inaccurate at the time it was made, or (c) Seller has made available to Buyer information, material, documents or data that Nathan Mazurek, Mark Akyol, or Jay Johnson had actual knowledge was or were inaccurate at the time made available in an effort to deceive Buyer, in the case of each of clauses (a), (b) and (c) for the purpose of inducing a party to enter into this Agreement to its material detriment and, for the avoidance of doubt, does not include merely making a negligent misrepresentation, negligent omission or negligent disclosure, and does not include constructive knowledge (as opposed to actual knowledge).

“Fundamental Representations” means the Seller Fundamental Representations and the representations and warranties contained in Sections 6.2, 6.3 and 6.8.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“General Enforceability Exceptions” has the meaning set forth in Section 4.4(a).

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court.

“H&B” has the meaning set forth in Section 10.16.

“H&B Work Product” has the meaning set forth in Section 10.16 .

“Hazardous Material” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, lead, electronic or e-waste, cathode ray tubes, mercury, universal waste, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) or (b) any chemicals, materials, waste or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant, under any Law relating to protection of the environment.

“Immediate Family” means, with respect to any specified Person that is an individual, such Person’s spouse, parents, children, and siblings, or any other relative of such Person that shares such Person’s home.

“Improvements” has the meaning set forth in Section 4.7(b).

“Indemnity Escrow Fund” has the meaning set forth in Section 2.6.

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“Intellectual Property” means any patents, trade secrets, trademarks, service marks, copyrights, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, internet domain names, mask work, database and design rights and know-how, in each case whether protected, created or arising under the laws of the United States or any other jurisdiction, and including all applications and registrations therefor and all reissues, reexaminations, continuations, renewals and extensions thereof.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Inventory” of any Person means all finished goods, work-in-processes, intermediaries, raw materials or ingredients, spare parts and all other materials or supplies used or held for use by such Person in the production of finished goods.

“Investment” has the meaning set forth in the preamble.

“Investment Operating Agreement” means the Pioneer Investment LLC Limited Liability Company Operating Agreement, dated October 29, 2024, as amended.

“IRS” has the meaning set forth in Section 4.11(b).

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.8(b).

“Lien” means any means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, liability, interest, preference, priority, proxy, transfer restriction (other than transfer restrictions under federal and state securities laws), encroachment, Tax, order, equity interest, option, warrant, right of first refusal, profit, license, servitude, right of way, covenant or zoning restriction, or any other title defect or restriction of any kind.

“Liability” means any liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

“Losses” means any and all Liabilities, losses, damages, claims, demands, suits, Actions, judgments, fines, penalties, deficiencies, awards, Taxes, assessments, costs or expenses (including reasonable attorney’s or other professional fees and expenses).

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“Material Adverse Effect” means any state of fact, event, change, result, circumstance, occurrence, or development that, either alone or in combination with any other fact, event, change, result, circumstance, occurrence, or development, has or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations or financial condition of the Acquired Company taken as a whole, but excluding facts, events, changes, results, circumstances, occurrences, or developments, either alone or taken together, relating to or arising from (i) changes or developments in the United States or worldwide economy or credit, currency, oil, financial, banking, securities or capital markets, (ii) changes or developments in any national or international political, or regulatory conditions, including acts of terrorism, sabotage, cyber-attack, military action, national emergency or war (whether or not declared), or any escalation or worsening thereof, (iii) changes or developments in the business conditions or regulatory conditions affecting the industries or markets in which the Acquired Company operates or conduct its business generally, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic, weather condition, explosion or fire or other force majeure event or act of God, whether or not caused by any Person, or any national or international calamity or crisis, (v) the announcement of this Agreement or the transactions contemplated hereby, (vi) any action taken at the specific written request of Buyer, (vii) any changes or prospective changes in Law or GAAP or enforcement or interpretation thereof, or (viii) any failure, in and of itself, to meet any budgets, projections, forecasts, estimates, plans, predictions, or milestones (whether or not shared with Buyer or its Affiliates or representatives) (but, for the avoidance of doubt, in each case, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), or; provided, that, with respect to the foregoing clauses (i), (ii), (iii) (iv) and (vii), any such effect shall be taken into account if and to the extent it, individually or in the aggregate with any other effect, disproportionately affects the Acquired Entities, taken as a whole, compared to other companies operating in the industries in which the Acquired Entities operate; or (b) the ability of Seller to consummate the Equity Transaction or perform its obligations under this Agreement or the Ancillary Agreements.

“Material Contracts” has the meaning set forth in Section 4.12(b).

“Measuring Time” means 12:01 a.m. Eastern Time on the Closing Date.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Net Purchase Price” means an amount equal to (i) the Base Purchase Price, plus (ii) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital, minus (iii) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital, minus (iv) Acquired Company Debt, minus (v) the Transaction Expenses, plus (vi) the Closing Cash and plus (vii) the Rollover Units Value.

“Net Purchase Price Reduction” has the meaning set forth in Section 2.5(e)(ii).

“Net Working Capital” means an amount equal to the Acquired Company’s Current Assets minus the Acquired Company’s Current Liabilities, calculated in a manner consistent with the Accounting Principles.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the business of the Acquired Company consistent with past practice.

“Organizational Documents” means (i) the certificate or articles of incorporation, organization or formation and the by-laws, the partnership agreement or operating or limited liability company agreement (as applicable), and (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any applicable Law.

“Parties” has the meaning set forth in the preamble.

“Payoff Letters” means the letters provided by the holders of Acquired Company Debt to the Acquired Company in connection with the repayment of the Acquired Company Debt as contemplated hereby.

A-8

“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority, including, without limitation, those issued, granted, given, authorized by or made pursuant to any Environmental Law.

“Permitted Liens” means (a) mechanics’, carriers’, workmens’, repairmens’ or other like Liens arising or incurred in the ordinary course of business consistent with past practice and not incurred in connection with the borrowing of money; (b) Liens for current Taxes and utilities not yet due and payable or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP; (c): (i) zoning, building and other similar land use restrictions imposed by applicable Laws that do not, individually or in the aggregate, materially impair the conduct of the businesses of the Acquired Company as presently conducted, and (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Acquired Company has easement rights or, on any Leased Real Property, under any lease or subordination or similar agreements relating thereto; and (d) with respect to the Real Property, easements, encroachments, restrictions, rights of way and any other non-monetary title defects that do not materially affect the title to, use of or marketability thereof.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any Governmental Authority.

“Pre-Closing Taxes” means any Taxes (i) of or with respect to the Acquired Company for any Pre-Closing Tax Period (and for the avoidance of doubt, with respect to any Straddle Period, the portion of such period ending on and including the Closing Date as determined in accordance with Section 2.4 hereof), that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date, (ii) Seller’s portion of any Transfer Taxes, (iii) of any Person imposed on the Acquired Company pursuant to Treasury Regulation Section 1.1502 6 or any similar state, local, or foreign Law, including Seller, (iv) of any Person for which the Acquired Company becomes liable as a transferee or successor, by Contract (including any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person), or pursuant to any law, to the extent such Taxes relate to an event or transaction occurring before the Closing, (v) arising out of or relating to the Conversion and (vi) imposed on income includible by the Acquired Company pursuant to Code Sections 951, 951A and 965 attributed to income earned by any “controlled foreign corporation” (as that term is defined in Code Section 957) in taxable periods (or portions thereof) ending on or before the Closing Date, provided that in cases of any controlled foreign corporation whose taxable year include but does not end on the Closing Date, such amount shall be determined as if such controlled foreign corporation’s taxable year ended on the end of the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of a Straddle Period that begins on the first day of such Straddle Period and ends on the Closing Date.

“Purchased Interests” has the meaning set forth in the recitals.

“Qualified Benefit Plan” has the meaning set forth in Section 4.11(d).

“R&W Policy” means that certain representation and warranty insurance policy in the form attached hereto as Exhibit C.

“R&W Policy Expenses” means the premium and other related fees, costs and expenses, including applicable taxes, due in connection with obtaining the R&W Policy.

A-9

“Real Property” means all of the Acquired Company’s interest in real property, including real property owned in fee simple, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights of way, and all buildings and other improvements located thereon, in each case, currently used in the business or operations of the Acquired Company.

“Related Person” has the meaning set forth in Section 4.20.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Material into the environment.

“Released Claim” has the meaning set forth in Section 7.6.

“Released Parties” has the meaning set forth in Section 7.6.

“Restricted Area” means the United States, Mexico, and Canada.

“Restricted Business” means, the design, manufacture, distribution and service of electric transformers and switchgear.

“Restricted Parties” has the meaning set forth in Section 7.7(a).

“Retention Amount” means the retention amount of the R&W Policy.

“Rollover Interests” has the meaning set forth in the recitals.

“Rollover Units” has the meaning set forth in Section 2.2(b).

“Rollover Units Value” has the meaning set forth in Section 2.2(b).

“Schedules” means, as the context requires, the Buyer Disclosure Schedules, the Seller Disclosure Schedules and/or the Acquired Company Disclosure Schedules and any other schedules required to be delivered hereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Board” has the meaning set forth in the recitals.

“Seller Disclosure Schedules” has the meaning set forth in the preamble of ARTICLE V.

“Seller Fundamental Representations” means Section 4.1 (other than the second sentence), Section 4.2, Section 4.4(a), Section 4.21, Section 5.1, Section 5.2, Section 5.3(c) and Section 5.4.

“Seller Indemnified Parties” means Seller and each of its respective Affiliates, stockholders, members, agents, attorneys, representatives, successors and permitted assigns.

“Seller Secretary Certificate” has the meaning set forth in Section 3.2(d).

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“Shareholders” the Persons holding all of the issued and outstanding stock of Seller.

“Side Letter” has the meaning set forth in Section 3.2(q).

“Significant Customer” has the meaning set forth in Section 4.18.

“Significant Supplier” has the meaning set forth in Section 4.18.

“Solvent” has the meaning set forth in Section 6.6.

“Standard Warranties” has the meaning set forth in Section 4.24.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subscription Agreement” has the meaning set forth in Section 2.2(b).

“Subsidiary” means, when used with respect to any Person, any entity of which more than 50% of the effective voting power or Equity Interests of such entity is directly or indirectly owned by such Person.

“Tail Policy” has the meaning set forth in Section 7.3(b).

“Takeover Statute” has the meaning set forth in Section 5.3€.

“Tangible Assets” has the meaning set forth in Section 4.7(a).

“Target Net Working Capital” means $3,308,000.

“Tax” means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, or escheat, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Returns” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and information returns and reports) required to be filed with respect to Taxes, including, for avoidance of doubt, any return to extend the deadline for the filing of any such return.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Third Party Claim” means any Action instituted or any claim or demand asserted by any third party in respect of which indemnification may be sought under ARTICLE VIII of this Agreement (regardless of the limitations set forth in Section 8.4).

“Transaction Expenses” means all of the fees and expenses of the Acquired Company (or of Seller that the Acquired Company is liable for) that remain unpaid as of the Closing, for legal counsel, investment bankers, brokers, accountants and other advisors incurred by Seller or the Acquired Company in connection with the preparation, negotiation and execution of this Agreement and the consummation or performance of the transactions contemplated hereby, including but not limited to, the aggregate fees and expenses of the Acquired Company owed for (i) the Tail Policy premiums, (ii) Seller’s share of Transfer Taxes and (iii) Seller’s share of the Escrow Fees.

“Transfer Taxes” has the meaning set forth in Section 9.5.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“TSA” has the meaning set forth in Section 3.2(n).

“Unaudited Financial Statements” has the meaning set forth in Section 4.5(a).

“Unresolved Claims” has the meaning set forth in Section (e).

“WARN Act” has the meaning set forth in Section 7.5(b).

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EXHIBIT B

ESCROW AGREEMENT

[See attached]

B-1

EXHIBIT C

TRANSITION SERVICES AGREEMENT

[See attached]

C-1

EXHIBIT D

SIDE LETTER

[See attached]

D-1

EXHIBIT E

R&W POLICY

[See attached]

E-1